UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Luby’s Inc.
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Luby’s, Inc. 13111 Northwest Freeway Suite 600 Houston, Texas 77040 713-329-6800 www.lubys.com

December 6, 2012

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Luby’s, Inc. to be held on Friday, January 25, 2013, at 9:00 a.m., Houston time, at the Sheraton Houston Brookhollow Hotel, 3000 North Loop West, Houston, Texas 77092. All record holders of outstanding shares of Luby’s, Inc. common stock at the close of business on December 3, 2012 are eligible to vote on matters brought before this meeting.

Matters on which action will be taken at the meeting are explained in detail in the attached Notice and Proxy Statement. Please review the following Proxy Statement carefully. Your vote is important, so be sure to vote your shares as soon as possible. Please review the enclosed Proxy Statement for specific voting instructions.

Please note that if you hold your shares through a bank or broker and you do not indicate on your proxy card your preferences with respect to the election of directors, your bank or broker is not permitted to cast your vote on your behalf.

Thank you for your support.

Sincerely,

/s/ CHRISTOPHER J. PAPPAS
Christopher J. Pappas
President and Chief Executive Officer

LUBY’S, INC.

13111 Northwest Freeway, Suite 600

Houston, Texas 77040

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

JANUARY 25, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of Luby’s, Inc., a Delaware corporation (the “Company”), will be held at the Sheraton Houston Brookhollow Hotel, 3000 North Loop West, Houston, Texas 77092, on Friday, January 25, 2013, at 9:00 a.m., Houston time, for the following purposes:

(1)	To elect nine directors to serve until the 2014 Annual Meeting of Shareholders;

(2)	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 28, 2013;

(3)	To conduct an advisory vote approving the compensation of the Company’s named executive officers;

(4)	To approve the amendment and restatement of the Nonemployee Director Stock Plan; and

(5)	To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has determined that shareholders of record at the close of business on December 3, 2012, will be entitled to vote at the meeting.

A complete list of shareholders entitled to vote at the meeting will be on file at the Company’s corporate office at 13111 Northwest Freeway, Suite 600, Houston, Texas, for a period of ten days prior to the meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the meeting.

Your vote is important. You may vote in any one of the following ways:

•	Use the toll-free telephone number 1-800-690-6903 from the U.S. or Canada;

•	Use the Internet website www.proxyvote.com; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Shareholders who do not expect to attend the meeting in person are urged to review the enclosed proxy for specific voting instructions and to choose the method they prefer for casting their votes.

By Order of the Board of Directors,

/S/ ROY CAMBERG
General Counsel and Secretary

Houston, Texas

December 6, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:

The Notice of Annual Meeting of Shareholders, the Proxy Statement for 2013 Annual Meeting of Shareholders, and the Company’s Annual Report for the fiscal year ended August 29, 2012 are available electronically at http://www.lubys.com.

LUBY’S, INC.

13111 Northwest Freeway, Suite 600

Houston, Texas 77040

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being provided to shareholders in connection with the solicitation of proxies by the Board of Directors of Luby’s, Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held on Friday, January 25, 2013, or at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about December 17, 2012.

VOTING PROCEDURES

Your Vote is Very Important

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

Shares Outstanding, Voting Rights, and Quorum

Only holders of record of common stock of the Company at the close of business on December 3, 2012, will be entitled to vote at the meeting or at adjournments or postponements thereof. There were 28,191,203 shares of common stock outstanding as of December 3, 2012. Each share of common stock outstanding is entitled to one vote. The presence in person or by proxy of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum at the meeting.

Methods of Voting

•

Shares Held in Shareholder’s Name. If your shares are held in your name, you may vote by proxy or you may vote in person by attending the meeting. If your shares are held in your name and you would like to vote your shares by proxy prior to the Annual Meeting, there are three ways for you to vote:

1.	Call 1-800-690-6903 (toll charges may apply for calls made from outside the United States) and follow the instructions provided;

2.	Log on through the Internet at www.proxyvote.com and follow the instructions at that site; or

3.	If you received a proxy card in the mail, complete, sign, and mail the proxy card in the return envelope provided to you.

Please note that telephone and Internet voting will close at 11:59 p.m. Eastern time on January 24, 2013. If you wish to vote by telephone or Internet, follow the instructions on your proxy card.

If your proxy card is signed and returned without specifying choices, the shares represented will be voted as recommended by the Board of Directors (the “Board”) of the Company.

•

Shares Held in “Street Name” Through a Bank or Broker. If your shares are held through a bank or broker, you can vote via the Internet or by telephone if your bank or broker offers these options. Please see the voting instructions provided by your bank or broker for use in instructing your bank or broker how to vote. Your bank or broker cannot vote your shares without instructions from you. You will not be able to vote in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note that you may vote by proxy prior to January 25, 2013 and still attend the Annual Meeting.

Revoking Your Proxy

•

Shares Held in Shareholder’s Name. If your shares are held in your name, whether you vote by mail, the Internet, or by telephone, you may later revoke your proxy by delivering a written statement to that effect to the Secretary of the Company at the address provided above prior to the date of the Annual Meeting, by a later-dated electronic vote via the Internet, by telephone, by submitting a properly signed proxy with a later date, or by voting in person at the Annual Meeting.

•

Shares Held in “Street Name” Through a Bank or Broker. If you hold your shares through a bank or broker, the methods available to you to revoke your proxy are determined by your bank or broker, so please see the instructions provided by your bank or broker.

Vote Required

A majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors at the Annual Meeting is required for the election of a director nominee. Ratification of the appointment of the independent registered public accounting firm, the approval of the compensation of our Named Executive Officers, and the ratification of the adoption by the Board of Directors of the Rights Agreement each require the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the meeting. With respect to the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, the frequency option that receives the highest number of votes cast will be considered the preferred frequency. Approval of all other matters requires the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting. However, abstentions and broker non-votes will not be included in determining the number of votes cast on any matter.

A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions at least ten days before the Annual Meeting and the bank or broker does not have the discretionary authority to vote your shares in the election of directors or on a particular proposal because the proposal is not a “routine” matter under applicable rules. Under the rules of the New York Stock Exchange, the election of directors, the advisory votes on executive compensation and frequency of advisory votes on executive compensation, and the ratification of the adoption of the Rights Agreement are not routine matters. Accordingly, if you hold your shares through a bank or broker and you do not indicate on your proxy card your preferences with respect to the election of directors, the advisory votes on executive compensation and frequency of advisory votes on executive compensation, or the ratification of the adoption of the Rights Agreement your bank or broker is not permitted to cast your vote on your behalf on those matters.

Other Business

The Board knows of no other matters that may be presented for shareholder action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies on the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

It is the Company’s policy that any proxy, ballot, or other voting material that identifies the particular shareholder’s vote and contains the shareholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. The Company may be informed whether or not a particular shareholder has voted and will have access to any comment written on a proxy, ballot, or other material and to the identity of the commenting shareholder. Under the policy, the inspectors of election at any shareholder meeting will be independent parties unaffiliated with the Company.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

The following table sets forth information concerning the beneficial ownership of the Company’s common stock, as of December 5, 2012, for (a) each director currently serving on the Board, (b) each nominee for election as a director at the Annual Meeting named in this Proxy Statement, (c) each of the officers named in the Summary Compensation Table not listed as a director, and (d) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer and shares that the director or executive officer has the right to acquire within 60 days after December 5, 2012.

Name (1)	Shares Beneficially Owned	Percent of Common Stock
Judith B. Craven (2)	40,232	*
Arthur R. Emerson (3)	42,326	*
K. Scott Gray (4)	87,631	*
Jill Griffin (5)	35,918	*
J.S.B. Jenkins (6)	53,954	*
Frank Markantonis (7)	53,054	*
Joe C. McKinney (8)	66,707	*
Gasper Mir, III (9)	40,691	*
Christopher J. Pappas (10)	4,584,141	16.20%
Harris J. Pappas (11)	4,727,643	16.71%
Peter Tropoli (12)	85,794	*
All directors and executive officers of the Company, as a group (11 persons) (13)	8,705,894	30.93%

*	Represents beneficial ownership of less than one percent of the shares of the Company’s common stock issued and outstanding on December 5, 2012.
(1)

Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares. Shares of phantom stock held by a nonemployee director convert into an equivalent number of shares of the Company’s common stock when the nonemployee director ceases to be a director of the Company due to resignation, retirement, death, disability, removal, or any other circumstance. The shares of common stock payable upon conversion of the phantom stock are included in this table because it is possible for the holder to acquire the common stock within 60 days if his or her directorship were to be terminated. Under the Company’s Nonemployee Director Stock Plan, restricted stock awards may become unrestricted when a nonemployee director ceases to be a director of the Company. Unless otherwise specified, the mailing address of each person named in the table is 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

(2)

The shares shown for Dr. Craven include 15,312 shares held for her benefit in a custodial account, 6,000 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 11,469 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 7,451 shares of restricted stock.

(3)

The shares shown for Mr. Emerson include 17,049 shares held jointly with his wife in a custodial account, 6,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 11,826 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 7,451 shares of restricted stock.

(4)	The shares shown for Mr. Gray include 14,083 shares held for his benefit in a custodial account and 73,548 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan.

(5)

The shares shown for Ms. Griffin include 20,467 shares held for her benefit in a custodial account, 8,000 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Plan, and 7,451 shares of restricted stock.

(6)

The shares shown for Mr. Jenkins include 27,475 shares held for his benefit in a custodial account, 8,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, and 18,479 shares of restricted stock.

(7)

The shares shown for Mr. Markantonis include 32,279 shares held for his benefit in a custodial account, 6,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 3,879 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 10,896 shares of restricted stock.

(8)

The shares shown for Mr. McKinney include 39,970 shares held for his benefit in a custodial account, 2,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, and 24,737 shares of restricted stock.

(9)

The shares shown for Mr. Mir include 26,141 shares held for his benefit in a custodial account, 2,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 2,453 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 10,097 shares of restricted stock.

(10)

The shares shown for Christopher J. Pappas include 3,404,803 shares held for his benefit in a custodial account, 112,141 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, and 1,067,197 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 1,067,197 shares owned by Pappas Restaurants, Inc.

(11)

The shares shown for Harris J. Pappas include 3,543,250 shares held for his benefit in a custodial account, 109,276 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, 7,920 shares of restricted stock, and 1,067,197 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 1,067,197 shares owned by Pappas Restaurants, Inc.

(12)	The shares shown for Mr. Tropoli include 15,215 shares held for his benefit in a custodial account and 70,579 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan.

(13)

The shares shown for all directors and executive officers as a group include 7,156,044 shares held in custodial accounts, 403,544 shares which they have the right to acquire within 60 days under the Company’s various benefit plans, 94,482 shares of restricted stock, 29,627 shares of phantom stock held by nonemployee directors under the Nonemployee Director Phantom Stock Plan, and 1,067,197 shares owned by Pappas Restaurants, Inc., of which Christopher J. Pappas and Harris J. Pappas each own a 50% interest, as described above.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as to the beneficial ownership of the Company’s common stock by each person or group known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock as of December 5, 2012 and, unless otherwise indicated, is based on disclosures made by the beneficial owners in SEC filings under Section 13 of the Exchange Act:

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percent of Common Stock
Christopher J. Pappas (2)	4,584,141	16.20%
13939 Northwest Freeway Houston, Texas 77040

Harris J. Pappas (3)	4,727,643	16.71%
13939 Northwest Freeway Houston, Texas 77040

Bandera Partners LLC (4)	2,994,673	10.58%
50 Broad Street, Suite 1820 New York, New York 10004

Dimensional Fund Advisors LP (5)	2,076,817	7.34%
Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746

Hodges Capital Management, Inc. (6)	1,660,050	5.87%
2905 Maple Ave. Dallas, Texas 75201

(1)

Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares.

(2)

The shares shown for Christopher J. Pappas include 3,404,803 shares held for his benefit in a custodial account, 112,141 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, and 1,067,197 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 1,067,197 shares owned by Pappas Restaurants, Inc.

(3)

The shares shown for Harris J. Pappas include 3,543,250 shares held for his benefit in a custodial account, 109,276 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, 7,920 shares of restricted stock, and 1,067,197 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 1,067,197 shares owned by Pappas Restaurants, Inc.

(4)

Information based solely on Report for the Calendar Year or Quarter Ended September 30, 2012 on Form 13F-HR dated November 14, 2012 and filed on November 14, 2012 with the Securities and Exchange Commission by Bandera Partners LLC. Bandera Partners LLC has sole voting authority with respect to all 2,994,673 shares.

(5)

Information based solely on Report for the Calendar Year or Quarter Ended September 30, 2012 on Form 13F dated November 14, 2012 and filed on November 15, 2012 with the Securities and Exchange Commission by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting authority with respect to 2,013,699 shares and has no voting authority with respect to 63,118 shares.

(6)

Information based solely on Report for the Calendar Year or Quarter Ended September 30, 2012 on Form 13F-HR dated November 13, 2012 and filed on November 13 2012 with the Securities and Exchange Commission by Hodges Capital Management, Inc. Hodges Capital Management, Inc. has sole voting authority with respect to 1,469,700 shares and has no voting authority with respect to 190,350 shares.

ELECTION OF DIRECTORS (Item 1)

At the 2009 annual meeting of shareholders, the shareholders approved a proposal to amend the Company’s Certificate of Incorporation to eliminate the classified structure of the Board of Directors. As a result, from and after the 2012 annual meeting, each director is elected to a one-year term expiring at the next succeeding annual meeting. In accordance with the Bylaws of the Company, the Board of Directors has fixed the number of directors at nine, pursuant to a resolution adopted by a majority of the entire Board of Directors.

The terms of Jill Griffin, Christopher J. Pappas, Judith B. Craven, Arthur Rojas Emerson, Frank Markantonis, Gasper Mir, III, J.S.B. Jenkins, Joe C. McKinney, and Harris Pappas will expire at the Annual Meeting. The Board nominates Jill Griffin, Christopher J. Pappas, Judith B. Craven, Arthur Rojas Emerson, Frank Markantonis, Gasper Mir, III, J.S.B. Jenkins, Joe C. McKinney, and Harris Pappas for election as directors to serve until the 2014 annual meeting of shareholders or until their successors are elected and qualified. The Board recommends a vote “FOR” each nominee.

All such nominees named above have indicated a willingness to serve as directors, but should any of them decline or be unable to serve, proxies may be voted for another person nominated as a substitute by the Board.

There are no family relationships, of first cousins or closer, among the Company’s directors and executive officers, by blood, marriage or adoption, except that Christopher J. Pappas and Harris J. Pappas are brothers and Frank Markantonis is the stepfather of Peter Tropoli, the Company’s Chief Operating Officer.

The following information is furnished with respect to each of the nominees of the Board and for each of the directors whose terms will continue after the Annual Meeting, including information regarding their business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the nominees should serve as one of our directors.

Nominees for Election to Terms Expiring in 2014

JILL GRIFFIN, 58, advises corporations, both domestically and abroad, on customer loyalty strategies. Her business best seller, Customer Loyalty: How to Earn It, How to Keep It, has been published in six languages and was named to Harvard Business School’s “Working Knowledge” list. In 1988, she founded Austin-based consulting firm, Griffin Group, which specializes in customer loyalty research, customer experience strategy, and executive coaching and serves Fortune 500 firms. Ms. Griffin has been an independent director of the Company since January 2003 and is Vice-Chair of the Personnel and Administrative Policy Committee and a member of the Executive Compensation Committee. Ms. Griffin began her career at RJR/Nabisco where she served as Senior Brand Manager for Winston, the corporation’s largest brand. Ms. Griffin is a magna cum laude graduate, Distinguished Alumna recipient and Trustee of the University of South Carolina Moore School of Business from which she holds her Bachelor of Science and Master of Business Administration degrees. She has served on the marketing faculty at the University of Texas (UT). Her books have been adopted as textbooks for undergraduate and MBA courses at UT and other universities. Ms. Griffin is a member of the board of the National Association of Corporate Board Directors’ Texas Tri-Cities Chapter and Board Chairwoman of the Austin Convention and Visitors Bureau.

Qualifications, Experience, Key Attributes and Skills: Ms. Griffin has more than 31 years’ experience, has published three books, and is widely regarded as an expert on the topics of brand management, brand loyalty, and customer experience. Furthermore, she brings leadership and management experience from her distinguished career at RJR/Nabisco, culminating in Senior Brand Manager for the corporation’s largest brand, and her Austin-based consulting firm, Griffin Group, which she founded and operates.

CHRISTOPHER J. PAPPAS, 65, has been President and Chief Executive Officer and a director of the Company since March 2001. Mr. Pappas is a member of the Executive Committee. He also has been Chief Executive Officer of Pappas Restaurants, Inc. since 1980. Mr. Pappas graduated from the University of Texas with a Bachelor of Science in Mechanical Engineering. He sits on the advisory board of Amegy Bank N.A. (formerly Southwest Bank of Texas N.A.), and he previously served as a director on its board. Mr. Pappas is also a director of the National Restaurant Association; the University of Houston Conrad Hilton School of Hotel and Restaurant Management Dean’s Advisory Board; and the Greater Houston Partnership Board.

Qualifications, Experience, Key Attributes and Skills: Mr. Pappas has more than 36 years of experience in the restaurant industry. With his brother, Harris Pappas, he has founded and operated more than 90 restaurants during his successful career, including Pappadeaux Seafood Kitchen, Pappasitos Cantina, and Pappas Bros. Steakhouse. Additionally, Mr. Pappas has broad executive management and operational experience from his 31 year tenure as Chief Executive Officer of Pappas Restaurants, Inc. He also has extensive board and banking experience from his tenure as a board member and advisory board member on the board of Amegy Bank. Mr. Pappas and his brother, Harris Pappas, are widely regarded as restaurant industry experts.

JUDITH B. CRAVEN, M.D., M.P.H., 67, is the retired President of the United Way of the Texas Gulf Coast, where she served from 1992 until 1998. She is licensed to practice medicine and has a distinguished career in public health. She served as Dean of the School of Allied Health Sciences of the University of Texas Health Science Center at Houston from 1983 until 1992 and Vice President of Multicultural Affairs for the University of Texas Health Science Center from 1987 until 1992. She also served as Director of Public Health for the City of Houston from 1980 until 1983, which included responsibility for the regulation of all foodservice establishments in the City. Dr. Craven has been an independent director of the Company since January 1998 and is Vice Chair of the Board of Directors, Chair of the Personnel and Administrative Policy Committee, Vice-Chair of the Executive Compensation Committee and the Executive Committee, and a member of the Nominating and Corporate Governance Committee. She is also a director of Belo Corp. (NYSE:BLC); SYSCO Corporation (NYSE:SYY); Sun America Fund; and Valic Corp. She is a former member of the Board of Regents of the University of Texas at Austin and the Houston Convention Center Hotel.

Qualifications, Experience, Key Attributes and Skills: Dr. Craven brings a background in public health to the Board that she has gained during her tenure of more than 31 years in the field. During her distinguished career, she has served on a variety of public health and healthcare boards. She also has extensive leadership experience from her high positions at medical academic institutions. Furthermore, Dr. Craven has significant experience from her tenure on the boards of public companies, investment funds, and as a regent of the University of Texas at Austin

.

ARTHUR ROJAS EMERSON, 67, has been Chairman and Chief Executive Officer of GRE Creative Communications, a full-service, bilingual marketing and public relations firm with offices in San Antonio, Austin, the Rio Grande Valley, and Washington, D.C. The agency’s portfolio includes Hispanic-targeted marketing since June 2000. Mr. Emerson’s experience includes conducting foodservice television marketing campaigns locally and nationally. From 1994 until 2000, he was Vice President and General Manager of the Texas stations of the Telemundo television network. In 1994 he served as Chairman of the Hispanic Chamber, and in 1999 served as Chairman of the Greater San Antonio Chamber of Commerce, and is the only person to have held both positions. In 1995, he served as Chairman of CPS Energy, the nation’s largest publicly owned utility. He served as Chairman of the San Antonio Port Authority from 2001 to 2007, Chairman of the executive committee of the Free Trade Alliance, Commissioner for the Texas Military Preparedness Commission, and Chairman of the Governor’s Advisory Committee on Aerospace Aviation. He served on the Board of the San Antonio Branch of the Dallas Federal Reserve Board from 1998 to 2004. Mr. Emerson has been an independent director of the Company since January 1998 and is a member of the Finance and Audit Committee. Mr. Emerson is also a former Chairman of its Trust Committee. He is a board member of First Call M.D. and numerous local, state and national philanthropic boards.

Qualifications, Experience, Key Attributes and Skills: Mr. Emerson has more than 21 years’ experience in local and national bi-lingual marketing, foodservice marketing, and public relations. His extensive business experience includes operating a state-wide television network for the Telemundo network and founding and operating a full-service marketing and public relations firm. Mr. Emerson has extensive board and financial experience from his tenure on the boards of corporations, banks, and government entities.

FRANK MARKANTONIS, 64, is an attorney with over thirty years of legal experience representing clients in the restaurant industry, with a concentration in real estate development, litigation defense, insurance procurement and coverage, immigration and employment law. For over fifteen years, he has served as General Counsel of Pappas Restaurants, Inc. He is a graduate of the University of Texas at Austin (1970) and the University of Houston Law Center (1973). Mr. Markantonis is admitted to practice in the following jurisdictions and before the following courts: The United States Supreme Court, District of Columbia Court of Appeals, United States Court of Appeals for the Fifth Circuit, The United States District Court for the Southern District of Texas, and the State of Texas. Mr. Markantonis is a member of the State Bar of Texas, District of Columbia Bar, and is a Fellow in the Houston Bar Association. He has been a director of the Company since January 2002 and is a member of the Personnel and Administrative Policy Committee.

Qualifications, Experience, Key Attributes and Skills: Mr. Markantonis brings extensive state and federal legal experience from his more than 38 years as practicing attorney representing clients in the restaurant industry. He has represented his clients in all areas of legal practice affecting the operations of restaurants and hospitality clients, including real estate development, litigation defense, insurance procurement and coverage, immigration and employment law, and business transactions.

GASPER MIR, III, 66, is a Certified Public Accountant and a principal owner of MFR Solutions, Inc. and MFR Healthcare Solutions, both providing professional consulting services. He was previously a Principal in the public accounting and consulting firm of MFR P.C. where his work included financial audit and accounting services for clients in the retail industry. From 1969 until 1987, he worked at KPMG, an international accounting and professional services firm, serving as a partner of the firm from 1978 until 1987. Mr. Mir has been a director of the Company since January 2002 and is Chairman of the Board of Directors, Chairman of the Executive Committee and the Nominating and Corporate Governance Committee, and a member of the Finance and Audit Committee. As Chairman, he presides over all Board meetings, as well as executive sessions and meetings of the independent directors, and he acts as an intermediary between the Board and Luby’s Management. Mr. Mir is also a director of the Memorial Hermann Healthcare System; the Greater Houston Community Foundation, and the Houston A+ Challenge.

Qualifications, Experience, Key Attributes and Skills: Mr. Mir has more than 41 years of experience in accounting, finance, and audit from his distinguished tenure at the accounting firms KPMG and MFR P.C.. He is an active member of NACD and regularly participates in their professional development conferences. He brings business administration experience as a founder and Principal of MFR Solutions and MFR Healthcare Solutions. Additionally, Mr. Mir has experience in public relations, government, education, health care and community outreach from his board service on several community based organizations.

J.S.B. JENKINS, 69, served as President, Chief Executive Officer, and a Director of Tandy Brands Accessories, Inc. (NYSE:TBAC), a designer, manufacturer and marketer of fashion accessories, since November 1971 until his retirement in 2009. Previously, he served in several executive capacities within that company, including President of Tex Tan Welhausen Co., a division of Tandy Brands, Inc. He has also served as the Executive Vice President of the Bombay Company, Inc., a designer and marketer of home accessories and furniture. Mr. Jenkins has been an independent director of the Company since January 2003 and is Chairman of the Executive Compensation Committee, Vice-Chairman of the Finance and Audit Committee, a member of the Nominating and Corporate Governance Committee, and a member of the Executive Committee. He formerly served on the Board of Directors for Hardware Resources. He is a member emeritus of the Development Council of the Texas A&M University College of Business Administration/Graduate School of Business, the Texas A&M University President’s Council, and the Advisory Board of Directors for the Texas A&M University 12th Man Foundation, and the Cotton Bowl Committee.

Qualifications, Experience, Key Attributes and Skills: Mr. Jenkins has more than 39 years of business, executive, manufacturing, and board experience from his career at Tandy Brands Accessories, Inc. and its divisions, culminating in the titles of President, Chief Executive Officer, and Chairman. He has an extensive background of service and board membership on numerous boards and councils of Texas A&M University.

JOE C. McKINNEY, 66, has been Vice-Chairman of Broadway National Bank, a locally owned and operated San Antonio-based bank, since October 2002. He formerly served as Chairman of the Board and Chief Executive Officer of JPMorgan Chase Bank-San Antonio from November 1987 until his retirement in March 2002. Mr. McKinney graduated from Harvard University in 1969 with a Bachelor of Arts in Economics, and he graduated from the Wharton School of the University of Pennsylvania in 1973 with a Master of Business Administration in Finance. Mr. McKinney has been an independent director of the Company since January 2003 and is Chairman of the Finance and Audit Committee, a member of the Nominating and Corporate Governance Committee, and a member of the Executive Committee. He is a director of Broadway National Bank; Broadway Bancshares, Inc.; USAA Real Estate Company; U.S. Industrial REIT II & III; Cobalt Industrial REIT I, II, & III; and U.S. Global Investors Funds. He was a director of Prodigy Communications Corporation from January 2001 to November 2001, when the company was sold to SBC Communications, Inc., and served on its Special Shareholder Committee and Audit and Compensation Committee.

Qualifications, Experience, Key Attributes and Skills: Mr. McKinney has over 39 years of experience in banking, finance, and management from his distinguished career in banking, culminating in a tenure of over 14 years as Chairman of the Board and Chief Executive Officer of JPMorgan Chase Bank-San Antonio and ten years as Vice-Chairman of Broadway National Bank. He further brings significant board experience from his service on over seven boards of banks, investment funds, and corporations.

HARRIS J. PAPPAS, 68, served as Chief Operating Officer of the Company from March 2001 until his retirement in 2011. He is currently a director of the Company and a member of the Executive Committee and the Personnel and Administrative Policy Committee. Mr. Pappas graduated from Texas A&M University with a Bachelor of Business Administration in Finance and Accounting. Mr. Pappas also has been President of Pappas Restaurants, Inc. since 1980. He is a director of Oceaneering International, Inc. (NYSE: OII). Mr. Pappas is also an advisory trustee of Schreiner University and an advisory board member of Frost National Bank-Houston. He served as an advisory director of Memorial Hermann Affiliated Services from 2002 to 2004, and as a Corporate Member of Memorial Healthcare System from October 2004 to October 2006. He also has served as a director of TIRR Hospital in the Memorial Hermann System since January 2009.

Qualifications, Experience, Key Attributes and Skills: Mr. Pappas has more than 36 years of experience in the restaurant industry. With his brother, Christopher Pappas, he has founded and operated more than 90 restaurants during his successful career, including Pappadeaux Seafood Kitchen, Pappasitos Cantina, and Pappas Bros. Steakhouse. Additionally, Mr. Pappas has broad executive management and operational experience from his 31 year tenure as President of Pappas Restaurants, Inc. He also has extensive board experience from his tenure as a trustee and board member on the boards of a petroleum exploration company, as well as educational and healthcare institutions. Mr. Pappas and his brother, Christopher Pappas, are widely regarded as restaurant industry experts.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All Other Compensation ($)(2)	Total ($)
Judith B. Craven	$61,750	$29,949	0	0	0	0	$91,699
Arthur R. Emerson	55,750	29,949	0	0	0	0	85,699
Jill Griffin	55,250	29,949	0	0	0	0	85,199
J.S.B. Jenkins	53,000	41,051	0	0	0	0	94,051
Frank Markantonis	51,500	34,449	0	0	0	0	85,949
Joe C. McKinney	55,250	47,351	0	0	0	0	102,601
Gasper Mir, III	75,750	31,450	0	0	0	0	107,200
Harris J. Pappas	35,750	47,707	0	0	0	0	83,457

(1)

Amounts shown reflect the aggregate proportionate fair value for shares of restricted stock granted to directors in the 2013 fiscal year that the Company has recognized as compensation costs in its financial statements for the 2013 fiscal year, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. The grant date fair value for each share is based on the closing stock price of Luby’s common stock on the date of grant.

(2)	Perquisites and other personal benefits that did not exceed $10,000 in the aggregate for any director have been excluded.

As of January 1, 2012, each nonemployee director other than the Chairman of the Board is paid an annual retainer of $50,000. The Chairman of the Board is paid an annual retainer of $85,000. In addition to the base annual retainer of $50,000, all nonemployee directors except the Chairman of the Board receive $15,000 for each committee in which they are a member. Further, for nonemployee directors other than the Chairman of the Board, the Chairman of the Finance and Audit Committee is paid an additional annual retainer of $14,000, and the Chair of each other Board Committee is paid an additional annual retainer of $7,500. Nonemployee directors do not receive meeting fees.

Pursuant the Company’s Amended and Restated Nonemployee Director Stock Plan (the “Plan”), each nonemployee director is required to receive the dollar value equivalent of at least $15,000 of the annual $30,000 retainer in restricted stock. In addition, each nonemployee director, prior to the end of any calendar year, may elect to receive an Elective Retainer Award, whereupon on the first day of each January, April, July, and October during the term of the plan, the director elects to receive shares, the value of which is equal to any portion of the director’s meeting and annual retainer fees in restricted stock. Directors receiving an Elective Retainer Award will also receive an additional number of whole shares of restricted stock equal to 20% of the number of whole shares of restricted stock issued in payment of the Elective Retainer Award for the quarterly period beginning on that date. The Plan allows the Board, in its discretion, to select nonemployee directors to receive an additional award of up to 5,000 shares of restricted stock in any 12-month period.

Further, under the Plan, nonemployee directors may be periodically granted nonqualified options to purchase shares of the Company’s common stock at an option price equal to 100% of their fair market value on the date of grant or shares of restricted stock. Each option terminates on the earlier of the tenth anniversary of the grant date or one year after the optionee ceases to be a director. An option may not be exercised prior to the first anniversary of the grant date, subject to certain exceptions specified in the Plan. No nonemployee director may receive options to purchase more than 5,000 shares in any 12-month period.

The Company’s Nonemployee Director Deferred Compensation Plan permits nonemployee directors to defer all or a portion of their directors’ fees in accordance with applicable regulations under the Internal Revenue

Code. Deferred amounts bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company’s obligation to pay deferred amounts is unfunded and is payable from general assets of the Company.

The Company’s Corporate Governance Guidelines establish guidelines for share ownership. Currently, Directors are expected to accumulate, over time, shares of the Company’s common stock with a market value of at least $100,000.

In April of 2012, the amount of authorized and unissued shares remaining under the Amended and Restated Nonemployee Director Stock Plan reached a level which prevented the Company from granting awards to the nonemployee directors based on Company stock, including restricted stock and stock options. Consequently, nonemployee directors have received all compensation since April of 2012 in cash, and any of the foregoing requirements in which nonemployee directors receive a portion of their compensation in Company stock or restricted stock have been suspended until such time as the Amended and Restated Nonemployee Director Stock Plan is amended to increase the amount of shares authorized.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Item 2)

The Board of Directors of the Company has appointed the firm of Grant Thornton LLP to audit the accounts of the Company for the 2013 fiscal year. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Ratification of the appointment of the independent registered public accounting firm is not a matter which is required to be submitted to a vote of shareholders, but the Board considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder ratification should be withheld, the Board would consider an alternative appointment for the succeeding fiscal year. The affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the meeting is required for approval.

Fees Paid to the Independent Registered Public Accounting Firm

The table below shows aggregate fees for professional services rendered for the Company by the Company’s independent registered public accounting firm, Grant Thornton LLP, for the fiscal years ended August 29, 2012 and August 31, 2011:

	2012	2011
	(in thousands)
Audit Fees	$500	$500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$500	$500

Audit Fees for the fiscal years ended August 29, 2012 and August 31, 2011consisted of fees associated with the audit of the Company’s consolidated financial statements and internal control over financial reporting included in the Company’s Annual Report on Form 10-K and reviews of its interim financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees The Company did not incur any Audit-Related Fees for the fiscal years ended August 29, 2012 and August 31, 2011.

Tax Fees. The Company did not incur any Tax Fees for the fiscal years ended August 29, 2012 and August 31, 2011.

All Other Fees. The Company did not incur any other fees for the fiscal years ended August 29, 2012 and August 31, 2011.

Preapproval Policies and Procedures

All auditing services and nonaudit services provided by Grant Thornton LLP must be preapproved by the Finance and Audit Committee. Generally, this approval occurs each year at the August meeting of the Finance and Audit Committee for the subsequent fiscal year and as necessary during the year for unforeseen requests. The nonaudit services specified in Section 10A(g) of the Securities Exchange Act of 1934 may not be, and are not, provided by Grant Thornton LLP. Grant Thornton LLP provides a report to the Chair of the Finance and Audit Committee prior to each regularly scheduled Finance and Audit Committee meeting detailing all fees, by project, incurred by Grant Thornton LLP year-to-date and an estimate for the fiscal year. The Chair of the Finance and Audit Committee reviews the Grant Thornton LLP fees at each Finance and Audit Committee meeting. The

Finance and Audit Committee periodically reviews these fees with the full Board of Directors. During fiscal years 2011 and 2012, no preapproval requirements were waived for services included in the Audit-Related Fees, Tax Fees and All Other Fees captions of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (Item 3)

We are asking shareholders to approve the following advisory resolution at the 2013 Annual Meeting of Stockholders:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The board of directors recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of linking pay to performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term operational and financial goals of the Company and linking executive performance to shareholder value.

We urge shareholders to read the Compensation Discussion and Analysis beginning on page 30 of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narrative, beginning on page 37, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Executive Compensation Committee or the Board of Directors. Because we value our shareholders’ views, however, the Executive Compensation Committee and the Board of Directors will consider the results of this advisory vote when formulating future executive compensation policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

APPROVAL OF THE LUBY’S, INC. SECOND AMENDED AND RESTATED

NONEMPLOYEE DIRECTOR STOCK PLAN (Item 4)

The Company’s Amended and Restated Nonemployee Director Stock Plan was adopted effective as of January 20, 2005, the date that it was approved by our shareholders. It was amended by the Board of Directors on January 24, 2007 and April 14, 2008 to make minor changes not requiring shareholder approval (as amended, the “Prior Plan”).

Subject to shareholder approval at the 2013 Annual Meeting of Shareholders, on January 25, 2013, the Board of Directors approved an amendment and restatement of the Prior Plan, in order to (i) extend the term of the plan and (ii) increase the number of shares of our common stock available under the plan by 700,000 shares. The Second Amended and Restated Nonemployee Director Stock Plan (referred to herein as the “Restated Director Stock Plan”) is intended to fully restate the Prior Plan effective as of the Annual Meeting date.

The Prior Plan. The Prior Plan provides for discretionary grants to directors who are not employees of the Company or its subsidiaries or affiliated entities of (i) options to purchase common stock of the Company or (ii) of shares of common stock of the Company which are restricted as to transferability for a stated period of time (“Restricted Stock”). The maximum number of shares of common stock issuable under the Prior Plan is 400,000, subject to the adjustment provisions. Under the Prior Plan, 2,297 shares of common stock remain available for future issuance. We are requesting shareholder approval to increase the number of shares available under the Restated Director Stock Plan so that we will have sufficient shares available for approximately five years of awards. One of the important drivers of the need for additional shares under the Restated Director Stock Plan is the desire of the Company to continue to attract and retain the services of experienced and knowledgeable directors. Further, the Restated Director Stock Plan is the only plan currently available for future awards to Nonemployee Directors. As of January 31, 2012, no further awards may be granted under the Prior Plan.

Principal Changes. The principal changes in the Prior Plan to be effected by the Restated Director Stock Plan are:

(a)	increasing the total number of shares of the Company’s common stock issuable under the plan from 400,000 to 1,100,000; and

(b)	extending the term so that the plan continues until the tenth (10th) anniversary of the Effective Date.

Summary. The following summary of the Restated Director Stock Plan is qualified in its entirety by reference to the complete text of the Restated Director Stock Plan attached as Annex A to this Proxy Statement. The term “Company” as used in this summary refers only to Luby’s, Inc.

Purpose. The purpose of the Restated Director Stock Plan is to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract and retain the services of experienced and knowledgeable directors. To accomplish these objectives, the Restated Director Stock Plan authorizes (i) award of options to purchase shares of the Company’s common stock, (ii) award of shares of Restricted Stock, (iii) the purchase of Restricted Stock out of retainer and meeting fees paid to Nonemployee Directors, and (iv) the award of an additional twenty percent (20%) of the number of shares of any Restricted Stock purchased by a Nonemployee Director in excess of the amount of retainer and meeting fees which the Board requires be paid in Restricted Stock each year, thereby encouraging Nonemployee Directors to acquire an increased economic interest in the Company.

Administration. The Restated Director Stock Plan will be administered by the Board of Directors.

Types of Awards. The Restated Director Stock Plan authorizes the award of Restricted Stock and the granting of options. Options granted under the Restated Director Stock Plan will be options which do not meet the requirements of Section 422 of the Internal Revenue Code, known as “nonqualified stock options.”

Participants. Persons entitled to participate under the Restated Director Stock Plan are only directors of the Company who are not employees of the Company or a subsidiary of the Company or any other business entity in which the Company, directly or indirectly, owns 50% or more of the capital or profits interest (“Nonemployee Directors”). The current Board of Directors will be comprised of eight Nonemployee Directors as of the date of the Annual Meeting.

Shares. Subject to the adjustment provisions of the Restated Director Stock Plan, the number of shares which may be issued in connection with Restricted Stock awards, Restricted Stock purchases, and upon the exercise of options, may not exceed 1,100,000 shares.

Grants. The Board of Directors shall select the Nonemployee Directors who are to be granted awards of Restricted Stock and options under the Restated Director Stock Plan and shall determine the terms, conditions, and limitations applicable to each such award or option.

Adjustments. In the event of changes in outstanding shares of the Company’s common stock described in the Restated Director Stock Plan, appropriate adjustments in the shares as to which options are granted shall be made so that the proportionate interest of each optionee shall be maintained.

Price. The purchase price for any Restricted Stock, and the purchase price for shares of common stock payable upon exercise of the options, shall be 100% of fair market value on the date of grant of the Restricted Stock or the option, determined with reference to the average of the highest and lowest sales price of the Company’s common stock on the New York Stock Exchange. The market value of the Company’s common stock was $6.38 per share on December 3, 2012, the average of the highest and lowest sales price for the common stock.

Payment. Payment for shares purchased upon the exercise of an option may be made in cash, in shares of the Company’s common stock, or in a combination of the two, at the time of purchase.

Restricted Stock Terms. Each share of Restricted Stock granted pursuant to an award or purchased by a Nonemployee Director out of retainer or meeting fees shall not be transferable for a period of three years from the date of grant or until the date on which the holder ceases to be a director of the Company, whichever first occurs.

Option Terms. Each option granted under the Restated Director Stock Plan shall terminate ten years from the date of grant or one year from the date on which the optionee ceases to be a director of the Company, whichever first occurs. An option may not be exercised prior to the expiration of one year from the date of grant, with certain exceptions. Each option becomes exercisable immediately in the event of (i) death of the optionee, (ii) resignation or removal of the optionee as a director because of long-term disability, (iii) resignation of the optionee as a director after having served at least two full terms, and (iv) expiration of the optionee’s term without being reelected after having served at least two full terms.

Transferability. An option shall not be assignable or transferable other than by will or the laws of descent and distribution. During an optionee’s lifetime, an option can be exercised only by the optionee or his or her guardian or legal representative. Shares of Restricted Stock are not assignable or transferable until the period of restriction on transferability terminates.

Term, Amendment, and Termination. To the extent permitted by law, the Board of Directors may amend, suspend, or terminate the Restated Director Stock Plan. However, shareholder approval is required of any amendment which (i) increases the maximum number of shares issuable under the Restated Director Stock Plan other than pursuant to the adjustment provisions, (ii) changes the class of persons eligible to receive options and Restricted Stock, or (iii) must be approved by shareholders under rules of the Securities and Exchange Commission and the New York Stock Exchange. Subject to earlier termination, the Restated Director Stock Plan will remain in effect until the tenth (10th) anniversary of the Effective Date.

Tax Consequences. The tax consequences of the issuance and exercise of options granted under the Restated Director Stock Plan are set forth in Annex B to this Proxy Statement.

Shareholder Vote. The affirmative vote of a majority of the shares present at the meeting in person and by proxy is required for approval of the Restated Director Stock Plan.

New Plan Benefits (1)

The actual awards of options and Restricted Stock to be received by Nonemployee Directors under the Restated Director Stock Plan are not determinable in advance, because option grants, if any, under the Restated Director Stock Plan will be determined annually by the Board without reference to a formula, and the actual number of shares of Restricted Stock issued to Nonemployee Directors will vary depending upon the minimum amount of each Nonemployee Director’s compensation that the Board annually requires to be paid in the form of Restricted Stock and the amount of director compensation in excess of the mandatory minimum, if any, that each Nonemployee Director annually elects to receive in the form of Restricted Stock.

Therefore, the award disclosures included in the following table are estimated assuming that the Restated Director Stock Plan was in effect during fiscal 2012 and that the eight continuing Nonemployee Directors elected to receive all of their 2012 director compensation in excess of the $15,000 mandatory minimum in the form of Restricted Stock. However, if the estimate were prepared assuming that the Nonemployee Directors elected to receive none of their director compensation in the form of Restricted Stock (other than the $15,000 mandatory minimum) then the total dollar value disclosed in column (a) of the table would be $120,000 and the shares of Restricted Stock disclosed in column (b) would be approximately 18,809. The following table does not include an estimate of option grants, because options grants, if any, will be determined annually by the Board without reference to a formula.

Name and Position	Dollar Value ($)	Shares of Restricted Stock
	(a)	(b)
Gasper Mir, III., Chairman of the Board	$98,400	19,293
Judith B. Craven, Director	$80,100	15,553
Arthur R. Emerson, Director	$80,700	15,687
Jill Griffin, Director	$72,300	14,066
J.S.B. Jenkins, Director	$72,900	14,200
Frank Markantonis, Director	$72,300	14,066
Joe C. McKinney, Director	$89,700	17,513
Harris J. Pappas, Director	$72,300	14,066

(1)

Only Nonemployee Directors will be eligible to participate in the Amended and Restated Nonemployee Director Stock Plan. Executive officers and employees will not be eligible to participate and, therefore, are not included in the table above.

(2)	Calculated assuming the market value of the Company’s common stock is $6.38 per share, the average of the highest and lowest sales price for the common stock on December 3, 2012.

THE BOARD OF DIRECTORS HAS APPROVED THE RESTATED DIRECTOR STOCK PLAN AND RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE RESTATED DIRECTOR STOCK PLAN.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS (1)

Securities authorized under our equity compensation plans as of August 29, 2012, were as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)(2)	(b)	(c)
Equity compensation plans approved by shareholders	1,177,769	$6.30	927,679
Equity compensation plans not approved by shareholders	—	—	—

Total	1,177,769	6.30	927,679

(1)	The table does not include the additional shares that would be issuable under the Restated Incentive Stock Plan or the Restated Director Stock Plan.
(2)	This column only includes options and does not include 163,946 restricted stock units.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board currently maintains the following standing committees: Finance and Audit, Nominating and Corporate Governance, Personnel and Administrative Policy, Executive Compensation, and Executive. All committees meet as necessary to fulfill their responsibilities. The Board has directed each committee to consider matters within its areas of responsibility and to make recommendations to the full Board for action on these matters. Only the Executive Committee is empowered to act on behalf of the Board, and the specific powers of that committee may be exercised only in extraordinary circumstances.

Finance and Audit Committee

The Finance and Audit Committee is a standing audit committee established to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. Its primary functions are to monitor and evaluate corporate financial plans and performance and to assist the Board in monitoring: (1) the integrity of the financial statements of the Company; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (5) the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. Management is responsible for preparing the financial statements, and the independent registered public accounting firm is responsible for auditing those financial statements. The Finance and Audit Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent registered public accounting firm and the preparation of the Finance and Audit Committee Report below. A copy of the current Finance and Audit Committee Charter adopted by the Board is available in print to any shareholder upon request and on the Company’s website at www.lubys.com. All members of the Finance and Audit Committee are independent directors as described under “Corporate Governance Guidelines—Director Independence” on page 23. The Finance and Audit Committee met nine times during the last fiscal year.

The Board determined that Gasper Mir, III and Joe C. McKinney are “audit committee financial experts” as defined in rules of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002 and are “independent” as prescribed by the listing standards of the New York Stock Exchange.

At least quarterly, Committee members have the opportunity to meet privately with representatives of the Company’s independent registered public accounting firm and with the Company’s Director of Internal Audit.

The members of the Finance and Audit Committee are: Joe C. McKinney (Chair); J.S.B. Jenkins (Vice-Chair); Arthur R. Emerson; and Gasper Mir, III.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are: (1) to maintain oversight of the development, structure, performance, and evaluation of the Board; (2) to seek and recommend candidates to fill vacancies on the Board; (3) to recommend appropriate Board action on renewal terms of service for incumbent members as their terms near completion; (4) to review compensation paid to non-management directors; and (5) to develop and periodically review the Company’s Corporate Governance Guidelines and recommend such changes as may be determined appropriate to the Board so as to reflect the responsibilities of the Board and the manner in which the enterprise should be governed in compliance with best practices. A copy of the current Nominating and Corporate Governance Committee Charter is available in print to any shareholder upon request and on the Company’s website at www.lubys.com. All members of the Nominating and Corporate Governance Committee are independent directors as described below. The Nominating and Corporate Governance Committee met four times during the last fiscal year.

The members of the Nominating and Corporate Governance Committee are: Gasper Mir, III (Chair); Judith B. Craven (Vice-Chair); J.S.B. Jenkins; and Joe C. McKinney.

Personnel and Administrative Policy Committee

The primary functions of the Personnel and Administrative Policy Committee are to monitor and evaluate the policies and practices of: (1) human resource management and administration; (2) management development; (3) non-executive officer compensation and benefits; (4) savings and investment plan administration; (5) marketing and public relations strategies; (6) loss prevention, quality assurance, and food safety policies and procedures; and (7) investor relations and communications on matters other than financial reporting. The Personnel and Administrative Policy Committee met four times during the last fiscal year.

The members of the Personnel and Administrative Policy Committee are: Judith B. Craven (Chair); Jill Griffin (Vice-Chair); Frank Markantonis; and Harris J. Pappas.

None of the members of the Committee is an officer or employee, or a former officer or employee, of the Company, except Harris J. Pappas. Mr. Pappas served as the Company’s Chief Operating Officer until April 2011.

Executive Compensation Committee

The Executive Compensation Committee is a standing committee of the Board of Directors, consisting of independent directors, whose primary functions are: (1) to discharge the Board’s responsibilities relating to compensation of the Company’s Named Executive Officers (as defined in “Compensation Discussion and Analysis—Summary Compensation Table”) and (2) to communicate to shareholders the Company’s ay delegate its responsibilities to a subcommittee consisting of one or more of its members. The Executive Compensation Committee Charter is available in print to any shareholder upon request and on the Company’s website at www.lubys.com. All members of the Executive Compensation Committee are independent directors as described under “Corporate Governance Guidelines—Director Independence” on page 23. The Executive Compensation Committee met three times during the last fiscal year.

For information concerning policies and procedures relating to the consideration and determination of executive compensation, including the role of the Executive Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 30. For the report of the Executive Compensation Committee concerning the Compensation Discussion and Analysis, see “Executive Compensation Committee Report” on page 36.

The members of the Executive Compensation Committee are: J.S.B. Jenkins (Chair); Judith B. Craven (Vice-Chair); Jill Griffin; and Arthur Emerson.

Compensation Committee Interlocks and Insider Participation. During the fiscal year ended August 29, 2012, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers served on the Company’s Executive Compensation Committee. No current or past officer serves on the Company’s Executive Compensation Committee.

Executive Committee

The primary functions of this Committee are: (1) to facilitate action by the Board between meetings of the Board; and (2) to develop and periodically review the Company’s standing committee charters. The Executive Committee did not meet during the last fiscal year.

The members of the Executive Committee are: Gasper Mir, III (Chair); Judith B. Craven (Vice-Chair); Joe C. McKinney; J.S.B. Jenkins; Christopher J. Pappas; and Harris J. Pappas.

Nominations for Director

The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by its members and other Board members, as well as management and shareholders. The Committee may retain a third-party search firm to assist it in identifying candidates. The Nominating and Corporate Governance Committee will consider director candidates whose recommendations are timely submitted by our shareholders in accordance with the notice provisions discussed below under “Shareholder Proposals for 2014 Annual Meeting.”

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

If the Committee determines, in consultation with the Board, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and report its findings to the Committee. The Committee then evaluates the prospective nominee against the minimum standards and qualifications set out in the Company’s Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, including:

•	a candidate’s expertise and experience;

•	independence (as defined by applicable New York Stock Exchange and Securities and Exchange Commission rules);

•	financial literacy and understanding of business strategy, business environment, corporate governance, and board operation knowledge;

•	commitment to the Company’s core values;

•	skills, expertise, independence of mind, and integrity;

•	relationships with the Company;

•	service on the boards of directors of other companies;

•	openness, ability to work as part of a team and willingness to commit the required time; and

•	familiarity with the Company and its industry.

The Nominating and Corporate Governance Committee also considers the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board and other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, and the need for Finance and Audit Committee expertise. While no formal diversity policy exists, diversity is considered as one factor of many in evaluating prospective nominees, and the Committee believes that its evaluation of diversity as a factor in evaluating prospective nominees is effective.

In connection with its evaluation, the Committee determines whether to interview the prospective nominee; in addition, if warranted, one or more members of the Committee, and others as appropriate, may interview prospective nominees in person. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Company did not pay any third party a fee to assist in the process of identifying or evaluating nominees for election at the Annual Meeting.

CORPORATE GOVERNANCE GUIDELINES

The Company maintains Corporate Governance Guidelines evidencing the views of the Company on such matters as the role and responsibilities of the Board, composition of the Board, Board leadership, functioning of the Board, functioning of committees of the Board, and other matters. These guidelines are reviewed annually and modified when deemed appropriate by the Board. The current version of the Company’s Corporate Governance Guidelines are available in print to any shareholder upon request and can be found on the Company’s website at www.lubys.com.

Director Independence

The Board has evaluated the independence of the members of the Board under the Luby’s Director Independence Test. In conducting this evaluation, the Board considered transactions and relationships between each director or his or her immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such director is independent. Based upon that evaluation, the Board determined that the following directors have no material relationship with us and, thus, are independent:

Judith B. Craven

Arthur R. Emerson

Jill Griffin

J.S.B. Jenkins

Joe C. McKinney

Gasper Mir, III

The Board also has determined that each member of the Finance and Audit Committee, the Nominating and Corporate Governance Committee, and the Executive Compensation Committee meets the independence requirements applicable to those committees prescribed by the New York Stock Exchange, the Securities and Exchange Commission, and the Internal Revenue Service. The Luby’s Director Independence Test is available in print to any shareholder upon request and on the Company’s website at www.lubys.com.

Resignation of Directors

Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or the Secretary of the Company.

Executive Session Meetings of Non-Management Directors

Non-management directors regularly meet in executive sessions, without the presence of management directors or executive officers of Luby’s.

Board Leadership Structure and Presiding Director

Currently, the offices of Chairman and Chief Executive Officer are separate. Corporate policy allows for the separation of these offices to preserve flexibility for the Board regarding the selection of Chairman and Chief Executive Officer and the independence of these positions, although it is not mandated.

The Chairman of the Board of Directors currently presides over the executive sessions of non-management directors. If the offices of Chief Executive Officer and Chairman are not separate or, for any other reason, the Chairman is not independent, the independent directors will elect one of the independent directors to preside over the executive sessions of non-management directors.

Board Member Meeting Attendance

Directors are expected to attend Board meetings and meetings of the Committees on which they serve, to spend the time needed, and to meet as frequently as necessary to properly discharge their responsibilities. During the fiscal year ended August 29, 2012, the Board of Directors held six meetings. Each Director attended all of the meetings of the Board of Directors and Committees on which he or she served. All of the Company’s nine Directors attended the 2012 Annual Meeting of Shareholders, and the Company expects that all continuing members of the Board will be present at the Annual Meeting.

The Board of Directors’ Role in Risk Oversight

The Board of Directors considers the effective oversight of risk important to running a successful business and in fulfilling its fiduciary responsibilities to the Company and its stockholders. In addition to the Chief Executive Officer, General Counsel, Vice President of Risk Management, and other members of our senior leadership team who are responsible for the day-to-day management of risk, the Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for overseeing its risk profile and assisting management in addressing specific risks, such as operational risks, strategic and competitive risks, financial risks, brand and reputation risks, and legal and regulatory risks.

Strategic, operational, and competitive risks, as well as the steps management has taken or will take to mitigate these risks, are presented, reviewed, and discussed at regular meetings of the Board and its committees. Additionally, at each quarterly meeting, or more often as necessary, the General Counsel presents to the Board an update on material legal and regulatory matters.

The Nominating and Corporate Governance Committee is responsible for reviewing our Enterprise Risk Management, or ERM, framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with the full board and its committees.

The Finance and Audit Committee meets regularly with our Chief Financial Officer, Internal Auditor, independent auditor, General Counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, and ERM framework and programs.

The Executive Compensation Committee and Personnel and Administrative Policy Committee are responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. They are also charged with monitoring our incentive and equity-based compensation plans, including employee pension and benefit plans.

The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. The Committee also is actively engaged in overseeing risks associated with succession planning for the board and management.

Code of Conduct and Ethics for All Directors, Officers, and Employees

The Board has adopted a Policy Guide on Standards of Conduct and Ethics, which is applicable to all directors, officers, and employees. The intent of the Policy Guide on Standards of Conduct and Ethics is to promote observance of fundamental principles of honesty, loyalty, fairness, and forthrightness and adherence to the letter and spirit of the law. Waivers of any part of the Policy Guide on Standards of Conduct and Ethics for any director or executive officer are permitted only by a vote of the Board or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Policy Guide on Standards of Conduct and Ethics granted to directors and executive officers in print to any shareholder upon request and on the Company’s website at www.lubys.com.

Copies of the Policy Guide on Standards of Conduct and Ethics are available in print to shareholders upon request or on the Company’s website at www.lubys.com.

Code of Ethics for the Chief Executive Officer and Senior Financial Officers

The Board has adopted a Supplemental Standards of Conduct and Ethics that apply to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and all senior financial officers (“Senior Officers’ Code”). The Senior Officers’ Code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with governmental laws, rules, and regulations;

•	the prompt internal reporting to an appropriate person or persons identified in the Senior Officers’ Code of violations of the Senior Officers’ Code; and

•	accountability for adherence to the Senior Officers’ Code.

Waivers of the Senior Officers’ Code for the Chief Executive Officer, Chief Financial Officer, and the Controller are permitted only by a vote of the Board or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Senior Officers’ Code granted to the Chief Executive Officer, Chief Financial Officer, or the Controller on the Company’s website at www.lubys.com and in print to any shareholder upon request.

Copies of the Senior Officers’ Code are available in print to shareholders upon request or on the Company’s website at www.lubys.com.

Receipt and Retention of Complaints Regarding Accounting and Auditing Matters

To facilitate the reporting of questionable accounting, internal accounting controls, or auditing matters, the Company has established an anonymous reporting hotline through which employees can submit complaints on a confidential and anonymous basis. Any concerns regarding accounting, internal accounting controls, auditing, or other disclosure matters reported on the hotline are reported to the Chairman of the Finance and Audit Committee. These reports are confidential and anonymous. Procedures are in place to investigate all reports received by the hotline relating to questionable accounting, internal accounting controls, or auditing matters and to take any corrective action, if necessary. The Finance and Audit Committee is notified of these reports at every quarterly Committee meeting, or sooner if necessary.

Any person who has concerns regarding accounting, internal accounting controls, or auditing matters may address them to the attention of Chairman, Finance and Audit Committee, Luby’s, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

Nonretaliation for Reporting

The Company’s policies prohibit retaliation against any director, officer, or employee for any report made in good faith. However, if the reporting individual was involved in improper activity, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, the Company may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.

Shareholder Communications to the Board of Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board, the non-management directors as a group or the Board itself regarding the Company may do so by writing to the Chairman of the Board, in care of the Corporate Secretary at Luby’s, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

The Board has approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, the Company’s Corporate Secretary reviews all such correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the Board’s attention. Directors may at any time request copies of all correspondence received by the Company that is addressed to members of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures that the Finance and Audit Committee has established with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and any persons beneficially owning more than ten percent of the Company’s common stock to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to provide copies of such reports to the Company. Based upon the Company’s review of copies of such reports received by the Company and written representations of its directors and executive officers, the Company believes that during the fiscal year ended August 29, 2012, all Section 16(a) filing requirements were satisfied on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

On July 23, 2002, the Company entered into an Indemnification Agreement with each member of the Board under which the Company obligated itself to indemnify each director to the fullest extent permitted by applicable law so that he or she will continue to serve the Company free from undue concern regarding liabilities. The Company has also entered into an Indemnification Agreement with each person becoming a member of the Board of Directors since July 23, 2002. The Board has determined that uncertainties relating to liability insurance and indemnification have made it advisable to provide directors with assurance that liability protection will be available in the future.

The Company obtains certain goods and/or services from entities owned or controlled by Christopher J. Pappas, President and Chief Executive Officer of the Company, and Harris J. Pappas, a member of the Board of Directors of the Company (the “Pappas Entities”), pursuant to the terms of a Master Sales Agreement, dated December 9, 2005. Under the terms of the Master Sales Agreement, the Pappas Entities may provide specialized (customized) equipment fabrication and basic equipment maintenance, including stainless steel stoves, shelving, rolling carts, and chef tables. During the 2012 fiscal year, the Pappas Entities provided goods to the Company under the Master Sales Agreement in the amount of approximately $139,000. Consistent with past practices, the Finance and Audit Committee, consisting entirely of independent directors, reviewed on a quarterly basis all applicable amounts related to the Master Sales Agreement.

The Company anticipates that payments to the Pappas Entities under the Master Sales Agreement during the current fiscal year will be primarily for goods purchased pursuant to the terms of the Master Sales Agreement. In the opinion of the Finance and Audit Committee, the fees paid by the Company for such goods and/or services are primarily at or below what the Company would pay for comparable goods and/or services (if available) from a party unaffiliated with the Company.

In the third quarter of fiscal year 2004, Messrs. Pappas became partners in a limited partnership which purchased a retail strip center in Houston, Texas. Messrs. Pappas collectively own a 50% limited partner interest and a 50% general partner interest in the limited partnership. An independent third party company manages the center. One of the Company’s restaurants has rented approximately 7% of the space in that center since July 1969. No changes were made to the Company’s lease terms as a result of the transfer of ownership of the center to the new partnership. On November 22, 2006, due to the approaching expiration of the previous lease, the Company executed a new lease agreement with respect to this property, which provides, effective upon the Company’s relocation and occupancy into the new space in July 2008, for a primary term of approximately 12 years with two subsequent five-year options. The new lease also gives the landlord an option to buy out the tenant on or after the calendar year 2015 by paying the then unamortized cost of improvements to the tenant. The Company will owe, under the lease, $20.00 per square foot plus maintenance, taxes, and insurance for each of the calendar years 2010, 2011, 2012, and 2013. Thereafter, the lease provides for reasonable increases in rent at set intervals. The new lease agreement was approved by the Finance and Audit Committee. The Company made payments of $332,000 during fiscal year 2012, and $56,000 from August 29, 2012 to November 15, 2012, under the current lease agreement.

On July 26, 2010, the Company entered into the Second Amendment to its Credit Agreement dated as of November 9, 2009 among the Company, the lenders from time to time thereto, Wells Fargo Bank, National Association, as administrative agent, and Amegy Bank National Association, as syndication agent (the “Credit Agreement”), which, among other things, increased the aggregate amount of the lenders’ commitments under the Credit Agreement from $20.0 million to $53.0 million. As required by the Second Amendment, each of Christopher J. Pappas, President and Chief Executive Officer, and Harris J. Pappas, a member of the Board of Directors, guaranteed the payment of up to $13.0 million of the Company’s indebtedness under the Credit Agreement. The maximum amount of this guaranty was reduced to $9.5 million on February 28, 2011 and further reduced to $6.0 million on May 31, 2011 and finally reduced to zero as of August 25, 2011.

Policies and Procedures Regarding Related Person Transactions

The Board has adopted a written Related Person Transaction Approval Policy, which requires the Finance and Audit Committee to review each related person transaction (as defined below) and determine whether it will approve or ratify that transaction.

For purposes of the policy, a “related person transaction” is any transaction, arrangement, or relationship where the Company is a participant, the Related Person (defined below) had, has, or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Person” includes: (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

In determining whether a related person transaction will be approved or ratified, the Finance and Audit Committee may consider factors such as: (a) the extent of the Related Person’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Persons; (d) the benefit to the Company; and (e) the aggregate value of the transaction.

EXECUTIVE OFFICERS

Certain information is set forth below concerning the executive officers of the Company, each of whom has been elected to serve until his successor is duly elected and qualified:

Name	Served as Officer Since	Positions with Company and Principal Occupation Last Five Years	Age
Christopher J. Pappas	2001	President and CEO (since March 2001); CEO of Pappas Restaurants, Inc.	65

Peter Tropoli	2001	Chief Operating Officer (since April 2011); Senior Vice President-Administration and General Counsel (March 2001 to April 2011); Secretary (January 2006 to April 2011).	40

K. Scott Gray	2007	Senior Vice President and CFO (since April 2007) and Vice President of Finance (October 2005 to April 2007).	43

COMPENSATION DISCUSSION AND ANALYSIS

In our Compensation Discussion and Analysis, we:

•	describe our goals for compensating our Named Executive Officers;

•

describe how we designed our compensation program and explain how executive compensation decisions reflect both the Company’s business performance and the individual performance goals for each of our Named Executive Officers; and

•	explain the tables and other disclosures that follow.

Our “Named Executive Officers” are identified in the Summary Compensation Table on page 37.

EXECUTIVE SUMMARY

This section highlights key actions taken by Luby’s Executive Compensation Committee to further align the interests of our Named Executive Officers with those of our shareholders and improve our pay for performance position.

The Company’s executive compensation program (“program”) is designed to enable the Company to execute its business objectives by attracting, retaining, and motivating the highest quality of management talent. The program serves to incent and reward executive performance, with the objective of enhancing shareholder value over the long term and encouraging long-term retention of executives. The program consists of three main components: (1) base salary; (2) a potential performance-based annual cash incentive payment; and (3) a potential performance-based equity incentive compensation award, the value of which is tied to an annual pre-budgeted EBITDA number, and which is subject to vesting schedules requiring continued service with the Company. The program does not include any pension benefits.

The Executive Compensation Committee (the “Committee”) annually evaluates the effectiveness of the program in meeting its objectives and in light of the Company’s performance for the prior fiscal year, competitive compensation data, evaluation of each executive’s contribution to the Company’s performance, each executive’s experience, responsibilities, management abilities, and other individual criteria. The Committee annually advises the Board on executive compensation and approves the compensation for executive officers.

In fiscal year 2012, we continued to operate our two core brands in the competitive fast casual segment of the restaurant industry. Our fiscal year 2012 strategic focus centered around refining our prototype restaurant designs, exploring new avenues for revenue growth, re-investing in our core restaurant models via remodel activity, and supporting our growth initiatives with various marketing techniques. At our Fuddruckers restaurant brand, we were able to grow sales through a combination of local market outreach, upgrading the decor of some of our restaurants, and training our restaurant management and crews for the highest level of customer service. At our Luby’s cafeteria brand, we were very encouraged by the full year results of our newest cafeteria that opened at the end of fiscal year 2011, where we relocated from an in-line shopping center to a newly constructed Luby’s prototype on a pad side in the parking lot. We continue menu development and innovation at both brands and rotate seasonal offerings throughout the year to generate interest and excitement at our restaurants. Our culinary contract services business continued to grow as this business generated $17.7 million.

Consistent with our strategic focus and despite our competitive operational segment, our executives led the Company to numerous achievements during fiscal year 2012, including:

•	Achieving profitability and meeting certain annual pre-budgeted goals;

•	Increasing same store sales by 2.2%;

•	Increasing profitability store level profit margin;

•	Improving income from continuing operations by $5.0 million year-over-year;

•	Opening 7 Fuddruckers franchise units, four new prototype Company units, and acquiring 3 units from franchisees;

•	Establishing firm foundations to grow the Luby’s and Fuddruckers concepts with new processes and procedures, an enhanced look and feel to our restaurants, and new menu items;

Summary of 2012 Compensation Activity

In recognition of the various achievements during fiscal year 2012 and in accordance with the objectives outlined below, the Company’s executive officers received short-term incentive compensation in the form of bonuses and long-term incentive compensation in the form of stock options and restricted stock. Base salaries of the Company’s executive officers were set in light of the above achievements in consultation with a third-party compensation consultant, Towers Watson.

EXECUTIVE COMPENSATION OVERVIEW

The program is designed to enable the Company to execute its business objectives by attracting, retaining, and motivating the highest quality of management talent. The program serves to incent and reward executive performance, with the objective of enhancing shareholder value over the long term and encouraging long-term retention of executives. As such, each element of compensation is an integral part of achieving this purpose. In addition, the Company strives to remain competitive by balancing all elements of compensation.

The Committee annually evaluates the effectiveness of the Company’s executive compensation program in meeting its objectives. The Committee annually advises the Board on the compensation to be paid to the Company’s executive officers and approves the compensation for executive officers. The Committee evaluates compensation with reference to the Company’s performance for the prior fiscal year, competitive compensation data, evaluation of each executive’s contribution to the Company’s performance, each executive’s experience, responsibilities, management abilities, and other individual criteria it deems appropriate.

The Company’s executive compensation program currently consists of three main components:

•	base salary;

•	a performance-based annual cash incentive payment; and

•

a performance-based equity incentive compensation award, the value of which is tied to an annual pre-budgeted EBITDA number, and which is subject to vesting schedules requiring continued service with the Company.

The Company’s executive compensation program does not include any pension benefits. None of the Named Executive Officers participates in any retirement or defined benefit plan maintained by the Company. The Company has no compensation agreements or benefits which provide for tax gross-ups. Further, executives do not receive perquisites and other personal benefits which exceed $10,000 in the aggregate for any executive officer in any fiscal year.

The Company currently has no salary continuation agreement, or change in control agreements having similar effect, with any employee of the Company other than the employment agreement with Christopher J. Pappas as described under “—Employment Agreement” below.

Base Salaries

The Company seeks to compensate executives for their performance throughout the year with annual base salaries that are fair and competitive while being consistent with the Company’s position in the foodservice industry.

Base salaries are reviewed annually or biannually by the Committee to ensure continuing consistency with the industry and the Company’s level of performance during the previous fiscal year. A third-party consultant, Towers Watson, provided benchmark information, through the use of peer and general industry data, which was used as a reference to assist the Committee. See “—Benchmarking and Use of Third-Party Compensation Consultant” beginning on page 34.

Any increase in an executive officer’s base salary is intended to reflect the Company’s financial performance, individual performance, market conditions, and/or potential changes in the officer’s duties and responsibilities.

The salary of the Chief Executive Officer is fixed according to his employment agreement, leaving only his short- and long-term performance-based incentive compensation to be determined by the Board. See “—Employment Agreement” and “—Compensation of Chief Executive Officer” beginning on page 35. Members of the Committee, along with members of the Finance and Audit Committee, were involved in advising the Board on the appropriateness and reasonableness of the compensation package for the Chief Executive Officer.

Future adjustments to base salaries and salary ranges will reflect average movement in the competitive market and peers as well as individual performance.

Non-Equity Incentive Compensation and Bonus

The Company’s annual incentive compensation is designed to be a balanced set of measures which blend Company-wide financial measures, process-improvement measures, and Company and individual business objectives. Corporate and individual performance objectives are established near the beginning of each fiscal year and monitored throughout the fiscal year. If earned, the annual incentive compensation paid to each executive in the form of a cash payment will vary according to the Company’s overall performance.

As in prior years, a third-party consultant provided benchmark information through the use of peer and general industry data, which was used as a reference to assist the Committee. See “—Benchmarking and Use of Third-Party Compensation Consultant” beginning on page 34.

The Committee maintains full discretion with regard to annual incentive compensation, including the ability to an additional discretionary cash bonus at fiscal year-end and may decide to award or withhold an incentive compensation award for an individual based upon overall Company performance or upon each participant’s individual performance during the year.

The Committee believes that same-store sales and earnings before interest, taxes, depreciation and amortization (“EBITDA”) are important financial measures of executive performance. The two measures, taken together, allow for a reasonably accurate measure of executive performance relative to past periods, while minimizing the impact of non-operating factors, such as macroeconomic trends and acquisition integration. Accordingly, annual incentive compensation for the Chief Executive Officer and the Chief Operating Officer is determined with particular emphasis placed upon:

•	The Company’s performance relative to pre-determined goals for each of the Company’s business lines that are based on same-store sales (50%) and

•	EBITDA (50%).

The annual incentive compensation for all other Named Executive Officers is determined by the Company’s performance relative to pre-determined goals that are based on:

•	Same-store sales (25%) and

•	EBITDA (75%).

Further, the Committee considers individual executive performance factors relative to each executive’s functions and area of responsibility. Such factors may include, without limitation: achievement of operational and management goals, revenue, profitability, ROI, cost controls, and enhancement of shareholder’s value.

Long-Term Incentive Compensation

Long-term incentive compensation in the form of equity grants of the Company’s common stock, such as incentive stock option grants and grants of restricted stock, are used to (1) incent performance that leads to enhanced shareholder value, (2) encourage retention, and (3) closely align the executive’s interests with shareholders’ long-term interests. These grants are based:

•	50% on performance relative to pre-determined goals and

•	50% according to the discretion of the Committee to reasonably achieve the goals stated above.

The expected present value of these incentives is calculated using the binomial pricing method. The size of stock option and restricted stock grants is determined relative to the Company’s size and its market, scope and responsibility of the individual, individual performance, share usage under the plan, employee qualifications and position, as well as peer and general industry data.

As in prior years, a third-party consultant provided benchmark information through the use of peer and general industry data, which was used as a reference to assist the Committee. See “—Benchmarking and Use of Third-Party Compensation Consultant” beginning on page 34.

The Committee administers the Company’s stock option, ownership, and any other equity-based compensation plans to the Named Executive Officers.

The Committee typically considers the grants of incentive stock options to eligible executive officers and other officers on an annual basis. If earned, such long-term incentive equity compensation will vary according to the Company’s overall performance.

These grants are based primarily on the Company’s achievement of its business plan objectives, consisting of sales and EBITDA objectives at 90%, 100%, and 110% thresholds, and typically are granted typically on an annual basis following the disclosure of year-end results. The following chart summarizes this process:

Company achievement of budgeted target	Payout to executives based on predetermined long-term incentive levels
Less than 90% of target	No payout of LTI
Greater than or equal to 90% of target	50% payout of LTI
Greater than or equal to 100% of target	100% payout of LTI
Greater than or equal to 110% of target	150% payout of LTI

The dollar value of any long-term incentive equity compensation awards is typically divided between restricted stock and stock options. The restricted stock component cliff vests three years from the date of grant.

The stock option grants are at market value on the date of grant, typically vest at a rate of 25% on each anniversary following the grant date, and typically expire between six and ten years from their grant date.

The stock option grants provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised. Stock options and restricted stock are intended to provide long-term compensation tied specifically to increases in the price of the Company’s common stock.

All grants require Board approval and are typically presented at the first regularly scheduled Board meeting following the disclosure of year-end results. Neither the Company nor the Committee has a program, plan, or practice to time option grants to its executives in coordination with the release of material nonpublic information. Any stock option grants made to non-executive employees typically occur concurrently with grants to Named Executive Officers.

Benchmarking and Use of Third-Party Compensation Consultant

The Company engaged a third-party compensation consultant, Towers Watson, to provide an assessment of the Company’s compensation structure for all of its officer positions and to evaluate their compensation relative to the marketplace. Towers Watson relied on its own annual incentive plan design surveys, its experience with general industry companies with annual revenues similar to that of the Company, and research from the proxy statements of companies considered peers of the Company. Towers Watson also developed marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long term incentive award level, target total direct compensation, and actual total direct compensation rates at the 25th, 50th, and 75th percentiles which were used as a reference to assist the Committee in designing and maintaining the Company’s compensation programs. Towers Watson reviewed all methods of compensation and compared the Company’s levels and method of compensation to a selected peer group. Target total direct compensation—base salary plus target non-equity incentive compensation and bonus plus long-term incentives—under the program was below the 25th percentile of the peer group data.

For 2012, Towers Watson utilized a peer group consisting of the following companies that it determined were comparable to the Company based on revenue and market capitalization:

•	West Marine, Inc.

•	Sonic Corp.

•	Denny’s Corporation

•	Marinemax, Inc.

•	Books-A-Million, Inc.

•	Build-A-Bear Workshop, Inc.

•	Benihana, Inc.

•	Morton’s Restaurant Group, Inc.

•	Frisch’s Restaurant Group, Inc.

•	Famous Dave’s of America, Inc.

•	J. Alexander’s Corp.

Role of Executive Officers

Of the Named Executive Officers, only the Chief Executive Officer has a role in determining executive compensation policies and programs. Within the parameters of the compensation policies established by the Committee, the Chief Executive Officer makes preliminary recommendations for base salary adjustments and short-term and long-term incentive levels for the other Named Executive Officers. The Chief Executive Officer may base his recommendation on a variety of factors such as his appraisal of the officer’s performance and contribution to the Company and on market data.

Stock Ownership Guidelines

The Board of Directors has adopted guidelines for ownership of the Company’s common stock by executives and directors to help demonstrate the alignment of the interests of the Company’s executives and directors with the interests of its shareholders. The amount of stock that a particular executive or director is required to hold is determined relative such person’s position with the Company. The guidelines provide that executives and directors are expected to attain the following levels of stock ownership within five years of their election to the specified director or officer position:

Position	Share Ownership
Chief Executive Officer, President	4 times annual base salary
Chief Operating Officer	2 times annual base salary
Senior Vice President	2 times annual base salary
Vice President	Equal to annual base salary
Nonemployee Director	Shares with a market value of at least $100,000

Phantom stock and stock equivalents in the nonemployee director deferred compensation plan are considered common stock for purposes of the guidelines, as they are essentially awarded in lieu of cash compensation for Board services.

Employment Agreement

The Company is a party to an employment agreement with Christopher J. Pappas, the Company’s President and Chief Executive Officer. This agreement was filed on November 14, 2005 with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2005. The agreement, as amended, expires in December 2013, and currently provides for a fixed base annual salary of $400,000, plus potential bonus compensation in an amount that the independent Board of Directors of the Company or an authorized Committee, shall determine, solely based upon the Company’s performance relative to Board-approved goals relating to the Company’s achievement of same-store sales (50%) and EBITDA (50%) targets. Please read “—Compensation of Chief Executive Officer” beginning on page 35 for more information regarding Mr. Pappas’ employment agreement.

The employment agreement, as amended, provides that Mr. Pappas will be entitled to receive all of his compensation and benefits under the contract on December 31, 2013, if either (1) the Company terminates his employment without cause, as defined in the agreements or (2) he terminates his employment for good reason, as defined in the agreement. For more information regarding potential payments under the employment agreement, please read “—Potential Payments upon Termination or Change in Control” beginning on page 39.

The Company does not have any agreements with any of its other officers, directors, or employees containing provisions governing the compensation and benefits that may be paid to any such person upon termination of employment or a change in control of the Company.

Compensation of Chief Executive Officer

Christopher J. Pappas has a base salary fixed according to his employment agreement with the Company. Under his current employment agreement, as amended on August 28, 2012, which expires in December 2013, the annual base salary in fiscal year 2013 for Mr. Pappas is $400,000. Mr. Pappas is eligible to receive potential annual cash bonuses and long-term equity incentives under his employment agreement in an amount that the independent Board of Directors of the Company or an authorized Committee, shall determine, solely based upon the Company’s performance relative to Board-approved goals relating to the Company’s achievement of its goals for same-store sales (50%) and EBITDA (50%). For more discussion regarding annual cash bonuses and long-term equity incentives, please read “—Non-Equity Incentive Compensation and Bonus” and “—Long-Term Incentive Compensation” beginning on page 32.

Compensation and the Company’s Risk Management

The Company believes that our compensation policies and practices for our employees are appropriately structured and encourage decision making that could expose the Company to unreasonable risks of material adverse consequences. Furthermore, the Company employs a number of safeguards with respect to the compensation policies and practices which mitigate excessive risk-taking by our employees. These safeguards include: benchmarking compensation to market levels; focusing on long-term shareholder value creation; tying long-term incentive grants to objectives; issuing equity awards that vest over multi-year time horizons; and maintaining stock ownership guidelines for our officers.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any calendar year. Compensation that qualifies as “performance based compensation” (as defined for purposes of Section 162(m)) is excluded from the $1 million limitation, and therefore remains fully deductible by the company that pays it. Options granted under the Company’s long-term incentive plan have been structured to qualify as performance-based and thus would not be subject to this deduction limitation. While the Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. Although none of the Named Executive Officers reached the deduction limitation in fiscal year 2011, the Committee plans to continue to evaluate the Company’s salary, bonus, and stock option programs to determine the advisability of future compliance with Section 162(m).

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee reviewed and discussed the Company’s Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended August 29, 2012.

Executive Compensation Committee

J.S.B. Jenkins (Chair)

Judith B. Craven (Vice-Chair)

Jill Griffin

Arthur Emerson

COMPENSATION TABLES AND INFORMATION

Summary Compensation Table

The table below contains information concerning annual and long-term compensation of the current Chief Executive Officer, all persons who served as Chief Executive Officer of the Company during the last fiscal year, the current Chief Financial Officer, the next most highly compensated individuals, as specified in Item 402 of regulation S-K, who made in excess of $100,000 in total compensation and were serving as executive officers at the end of the last completed fiscal year or who would otherwise have been required to be included in the table but for the fact that they were not serving as an executive officer of the Company at the end of the last completed fiscal year (the “Named Executive Officers”), for services rendered in all capacities for the fiscal year ended August 29, 2012.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in pension value and nonqualified deferred compen- sation earnings	All Other Compensation (1)	Total
Christopher J. Pappas	2012	$400,182	$65,885	$25,327	$50,653	$0	$0	$0	$585,710
President and Chief Executive Officer	2011	409,666	0	47,303	43,663	0	0	0	500,632
	2010	287,500	0	0	82,877	0	0	0	370,377

K. Scott Gray	2012	257,775	34,260	15,315	30,626	0	0	0	364,175
Senior Vice President and Chief Financial Officer	2011	245,580	50,000	28,378	26,199	0	0	0	350,157
	2010	235,826	0	0	49,726	0	0	0	285,552

Peter Tropoli (2)	2012	322,205	42,166	15,315	30,626	0	0	0	441,786
Chief Operating Officer	2011	286,840	55,000	34,001	31,474	0	0	0	407,315
	2010	251,483	0	0	49,726	0	0	0	301,209

(1)	Perquisites and other personal benefits that did not exceed $10,000 in the aggregate for any Named Executive Officer have been excluded.
(2)

Mr. Tropoli became the Company’s Chief Operating Officer on April 26, 2011. He had served as the Company’s Senior Vice President—Administration, General Counsel from March 2001 until April 2011 and Secretary from January 2006 until April 2011.

The following table summarizes grants of plan-based awards made to each of the Named Executive Officers during the Company’s last fiscal year.

Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and Option awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Pappas	11/15/11	N/A	N/A	N/A	N/A	N/A	N/A	5,730	—	$4.42	$25,327
	11/15/11	N/A	N/A	N/A	N/A	N/A	N/A	—	11,460	2.00	22,933
K. Scott Gray	11/15/11	N/A	N/A	N/A	N/A	N/A	N/A	3,465	—	4.42	15,315
	11/15/11	N/A	N/A	N/A	N/A	N/A	N/A	—	6,929	2.00	13,866
Peter Tropoli	11/15/11	N/A	N/A	N/A	N/A	N/A	N/A	3,465	—	4.42	15,315
	11/15/11	N/A	N/A	N/A	N/A	N/A	N/A	—	6,929	2.00	13,866

(1)	The Plan does not contemplate Threshold, Target, or Maximum Payouts. Please see “Compensation Discussion and Analysis—Long-Term Incentive Compensation,” above, for further discussion.

The following table provides information regarding outstanding equity awards at fiscal year-end for each of the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End

	Option Awards (1)								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher J. Pappas	47,250	15,750	(2)	N/A	5.27	12/8/2018	N/A		N/A	N/A	N/A
	25,000	25,000	(3)	N/A	3.44	11/19/2019	N/A		N/A	N/A	N/A
	4,388	13,163	(4)	N/A	5.39	11/18/2020	N/A		N/A	N/A	N/A
	N/A	11,460		N/A	4.42	11/15/2021	N/A		N/A	N/A	N/A
	N/A	N/A		N/A	N/A	N/A	8,776	(6)	53,446	N/A	N/A
	N/A	N/A		N/A	N/A	N/A	5,730	(8)	34,896	N/A	N/A

K. Scott Gray	8,333	N/A		N/A	10.20	4/19/2013	N/A		N/A	N/A	N/A
	9,217	N/A		N/A	11.10	11/13/2013	N/A		N/A	N/A	N/A
	19,875	6,625	(2)	N/A	5.27	12/8/2018	N/A		N/A	N/A	N/A
	15,000	15,000	(3)	N/A	3.44	11/19/2019	N/A		N/A	N/A	N/A
	2,633	7,898	(4)	N/A	5.39	11/18/2020	N/A		N/A	N/A	N/A
	N/A	6,929		N/A	4.42	11/15/2021	N/A		N/A	N/A	N/A
	N/A	N/A		N/A	N/A	N/A	5,265	(6)	32,064	N/A	N/A
	N/A	N/A		N/A	N/A	N/A	3,465	(8)	21,102	N/A	N/A

Peter Tropoli	14,055	N/A		N/A	11.10	11/13/2013	N/A		N/A	N/A	N/A
	19,875	6,625	(2)	N/A	5.27	12/8/2018	N/A		N/A	N/A	N/A
	15,000	15,000	(3)	N/A	3.44	11/19/2019	N/A		N/A	N/A	N/A
	526	1,578	(5)	N/A	5.34	4/20/2021	N/A		N/A	N/A	N/A
	2,633	7,098	(4)	N/A	5.39	11/18/2020	N/A		N/A	N/A	N/A
	N/A	6,929		N/A	4.42	11/15/2021	N/A		N/A	N/A	N/A
	N/A	N/A		N/A	N/A	N/A	5,265	(6)	32,064	N/A	N/A
	N/A	N/A		N/A	N/A	N/A	1,053	(7)	6,413	N/A	N/A
	N/A	N/A		N/A	N/A	N/A	3,465	(8)	21,102	N/A	N/A

(1)

Except for the stock options granted to Messrs. Pappas, which were granted pursuant to their employment agreements with the Company, the stock options were granted under the Company’s Incentive Stock Plans.

(2)	This option vests in equal amounts on each of the first four anniversaries of the grant date, December 9, 2008.
(3)	This option vests in equal amounts on each of the first four anniversaries of the grant date, November 19, 2009.
(4)	This option vests in equal amounts on each of the first four anniversaries of the grant date, November 18, 2010.
(5)	This option vests in equal amounts on each of the first four anniversaries of the grant date, April 20, 2011.
(6)	This award of restricted stock units vests on the third anniversary date of the grant date, November 18, 2010.
(7)	This award of restricted stock units vests on the third anniversary date of the grant date, April 20, 2011.
(8)	This award of restricted stock units vests on the third anniversary date of the grant date, November 11, 2011.

The following table summarizes options exercised and stock awards that vested during the Company’s last fiscal year.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christopher J. Pappas	—	—	—	—
K. Scott Gray	—	—	—	—
Peter Tropoli	—	—	—	—
Harris J. Pappas	—	—	—	—

Potential Payments upon Termination or Change in Control

Trigger Events

The employment agreement between the Company and Christopher J. Pappas (“Executive”) will terminate upon the Executive’s death or upon the Executive’s disability, which is defined as his becoming incapacitated by accident, sickness or other circumstance that renders him physically or mentally unable to carry out the duties and services required of him under the employment agreement on a full-time basis for more than 120 days in any 180-day period. If a dispute arises between the Executive and the Company concerning the Executive’s physical or mental ability to continue or return to the performance of his duties as described above, the Executive is required to submit to an examination by a competent physician mutually agreeable to both parties or, if the parties are unable to agree, by a physician appointed by the president of the Harris County Medical Association, and that physician’s opinion will be final and binding.

The Company may terminate at any time an employment agreement with the Executive for cause, which means that the Executive has (1) been convicted of a crime constituting a felony or a misdemeanor involving moral turpitude, (2) committed, or participated in, an illegal act or acts that were intended to defraud the Company, (3) willfully refused to fulfill his duties and responsibilities as required under the employment agreement, (4) breached material provisions of the employment agreement, a Company policy, or the Company’s code of conduct, in each case after notice from the Board and an opportunity to correct the breach, (5) engaged in gross negligence or willful misconduct in the performance of his duties and obligations to the Company, or (6) willfully engaged in conduct known, or which should have been known, to be materially injurious to the Company. The Company also may terminate at any time an employment agreement for any other reason, in the sole discretion of the Board.

The Executive may terminate his employment agreement for “good reason,” which means (1) a material reduction in the nature, scope or duties of the Executive or assignment of duties inconsistent with those of his position as specified in the employment agreement, or a change in the location of the Company’s business office in which his services are to be carried out, to a location outside Texas, (2) any breach of a material provision of the employment agreement by the Company after notice from the Executive and an opportunity to correct the breach, (3) within two years after the Company’s sale of all or substantially all of its assets or the merger, share exchange or other reorganization of the Company into or with another corporation or entity, with respect to which the Company does not survive, or (4) certain reductions in the employee benefits and perquisites applicable to the Executive. Finally, the Executive may terminate his employment agreement for any other reason, in his sole discretion.

Termination due to Death or Disability. If the Executive’s employment is terminated due to his death or disability, all compensation and benefits to the Executive under his employment agreement (other than any equity-based compensation awards granted to the Executive by the Company, which are governed by the terms of the applicable award agreement), will terminate immediately upon the termination of employment and without further obligation to the Executive or his legal representatives under his employment agreement, other than the payment of his base salary for the period through the date of termination. Under the Executive’s existing incentive stock option agreements, upon the death of the Executive the stock option may be exercised within one year after his death, by the person or persons to whom his rights under the option have passed by will or the laws of descent and distribution, until the expiration of the option. If the Executive is terminated due to disability, the option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Termination for Cause or other than for Good Reason. If the Executive terminates his employment without good reason, or if the Company terminates the Executive’s employment for cause, all compensation and benefits to the Executive under his employment agreement (other than any equity-based compensation awards granted to the Executive by the Company, which are governed by the terms of the applicable award agreement), will terminate immediately upon the termination of employment and without further obligation to the Executive or his legal representatives under his employment agreement, other than the payment of his base salary for the period through the date of termination. Under the Executive’s existing incentive stock option agreement, the Executive’s stock option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Termination Without Cause or For Good Reason. If the Executive is terminated without cause, or if the Executive terminates his employment for good reason, the Company will be obligated to pay Executive his monthly base salary and benefits in effect on the date of termination for the remainder of the term of the employment agreement, which expires on December 31, 2013. If, however, the Executive violates the provisions in his employment agreement regarding confidentiality, non-competition, and standstill in connection with ownership of or other action with respect to the Company’s common stock, then the Executive will forfeit his rights to receive any further payments under the employment agreement. Under the Executive’s existing incentive stock option agreement, the Executive’s stock option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Non-renewal of Agreement. If the Executive’s employment is terminated because the employment agreement is not renewed, then all compensation for periods subsequent to termination and all benefits to the Executive under the employment agreement will terminate immediately upon termination of employment. Under the Executive’s existing incentive stock option agreement, the Executive’s stock option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Estimated Payments to Chief Executive Officer

The following table summarizes estimated benefits that would have been payable to the Executive if he had been terminated on August 29, 2012 for the reasons indicated below, giving effect to the amendments to the Executive’s employment agreement setting his salary at $400,000 and extending the term of his employment to December 31, 2013.

Christopher J. Pappas

	Base Salary	Value of Accelerated Equity Awards (1)
Without Cause or For Good Reason	$400,000	$246,826
For Cause or other than for Good Reason	—	246,826
Death	—	246,826
Disability	—	246,826
Non-renewal of Agreement	—	246,826

(1)

The value of accelerated equity awards is based on the closing price of $6.31 per common share at August 29, 2012. Only options with an option exercise price of less than $6.31 were considered. At August 29, 2012, there were 76,638 exercisable option shares and 65,373 unvested option shares at an exercise prices from $3.44 to $5.39. Options vest equally over four year from the date of grant. In addition, 14,506 restricted stock units which vest 100% after three years were included in the value of accelerated equity awards.

FINANCE AND AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements included in the Annual Report on Form 10-K for the year ended August 29, 2012 and their judgment about the quality and appropriateness of accounting principles and financial statement presentations, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, and major issues as to the adequacy of the Company’s internal controls. In addition, the Committee discussed any matter required to be communicated under generally accepted auditing standards. The Committee has also received the written disclosures and the letter form the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm matters required to be discussed by the statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee also has discussed with the independent registered public accounting firm the firm’s independence from the Company and management, including matters in the written disclosures provided by the independent registered public accounting firm to the Finance and Audit Committee as required by the Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees). The Committee also considered the compatibility of nonaudit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 29, 2012, for filing with the Securities and Exchange Commission. The Committee appointed Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2013 fiscal year.

Finance and Audit Committee

Joe C. McKinney (Chair)

J.S.B. Jenkins (Vice-Chair)

Arthur Emerson

Gasper Mir, III

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Proposals of shareholders for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2014 Annual Meeting of Shareholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received in writing by the Company at its corporate office no later than August 8, 2013. Notice of a shareholder proposal submitted outside the processes of Rule 14a-8 with respect to the Company’s 2013 Annual Meeting of Shareholders will be considered untimely if received by the Company after October 22, 2013.

The Company’s Bylaws provide that any shareholder of record may nominate a candidate for election as a director of the Company or bring any other business before an annual meeting of shareholders, so long as the shareholder gives timely notice thereof. To be timely, such notice must be delivered in writing to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of shareholders and must include (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information with respect to each nominee as would be required to be disclosed in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; (2) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the Company’s Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder; and (3) as to the shareholder giving the notice, (a) the name and address of such shareholder, as they appear on the Company’s books, (b) the class and number of shares of the Company which are owned beneficially and of record by such shareholder, and any derivative positions owned beneficially by such shareholder, and (c) all such other information required to be submitted by the shareholder in accordance with the Bylaws.

REIMBURSEMENT OF CERTAIN EXPENSES

The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for the benefit of others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

HOUSEHOLDING OF PROXY MATERIALS

Under SEC rules, companies and intermediaries (such as brokers) may satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This practice, known as “householding,” is intended to improve the convenience of shareholders and to reduce the Company’s printing and postage costs.

A number of brokers with accountholders who are shareholders of the Company will be householding the Company’s proxy materials and accordingly, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards. Once you who have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or call the Company at (713) 329-6808 or write the Company at Luby’s, Inc., Investor Relations, 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROXY SOLICITATION

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefore. We have also retained Georgeson to assist us in soliciting proxies for a fee of $8,500 plus reasonable out-of-pocket expenses. The Company also requests brokers, nominees, and fiduciaries holding stock in their names for the benefit of others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

The Company will provide without charge on the written request of any person solicited hereby a copy of the Company’s Annual Report on Form 10-K for the year ended August 29, 2012. Written requests should be mailed to Luby’s, Inc., Investor Relations, 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

By Order of the Board of Directors,

/s/ ROY CAMBERG
General Counsel and Secretary

Dated: December 6, 2012

ANNEX A

LUBY’S, INC.

SECOND AMENDED AND RESTATED

NONEMPLOYEE DIRECTOR STOCK PLAN

1. Introduction

This Second Amended and Restated Nonemployee Director Stock Plan (the “Restated Director Stock Plan”) of Luby’s, Inc. (the “Company”), upon approval of the Restated Director Stock Plan by the shareholders of the Company at their 2013 annual meeting, shall amend and restate the Amended and Restated Nonemployee Director Stock Plan first approved by the shareholders of the Company on January 20, 2005, and subsequently amended on January 24, 2007 and April 14, 2008 (the “Prior Plan”).

2. Effectiveness

Upon approval of the Restated Director Stock Plan by the shareholders of the Company at their 2013 annual meeting, the Restated Director Stock Plan shall become effective as of the date of such meeting (the “Effective Date”), with participants first being allowed to participate in the Restated Director Stock Plan at the first meeting of the Board of Directors of the Company following said annual meeting. If the Restated Director Stock Plan is not approved by the shareholders at such meeting, it shall not become effective, and the Prior Plan shall continue in force and effect.

3. Purpose

The Purpose of the Restated Director Stock Plan is to promote the interests of the Company and its shareholders by (a) promoting a greater identity of interest between the Nonemployee Directors and the Company’s shareholders and (b) strengthening the Company’s ability to attract and retain the services of experienced and knowledgeable Nonemployee Directors. To accomplish these objectives, the Restated Director Stock Plan authorizes (i) awards of shares of the Company’s common stock par value $.32 per share (“Common Stock”) which have significant restrictions on sale or transfer prior to vesting to Nonemployee Directors, (ii) awards of options to purchase shares of Common Stock to Nonemployee Directors, and (iii) the purchase of shares of Common Stock by Nonemployee Directors out of compensation otherwise payable to such directors, (collectively, the “Awards”) thereby encouraging such directors to acquire an increased proprietary interest in the Company.

4. Administration

The Restated Director Stock Plan shall be administered by the Board of Directors of the Company (the “Board”). The decision of the Board on any questions concerning the interpretation or administration of the Restated Director Stock Plan shall, as between the Company and the Nonemployee Director, be final and conclusive. The Board may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

5. Participants

Participants shall be the directors of the Company who are not employees of the Company or a subsidiary of the Company or any other business entity in which the Company, directly or indirectly, owns 50% or more of the capital or profit interest (“Nonemployee Directors”).

6. Shares

Subject to the adjustment provisions of Section 10 hereof, the number of shares of Common Stock of the Company which may be issued in connection with Awards available pursuant to the Restated Director Stock Plan shall not exceed 1,100,000 shares. If, however, any Award available under the Restated Director Stock Plan shall expire, terminate, or be canceled without having become vested or been exercised in full, the unused shares shall continue to be available for purposes of the Restated Director Stock Plan. More than one Award may be granted to the same participant.

7. Restricted Stock

Each Nonemployee Director shall be eligible to receive shares of restricted Common Stock, in accordance with the terms of the Restated Director Stock Plan, as follows:

(a)

On the first day of each January, April, July and October during the term of the Restated Director Stock Plan, each Nonemployee Director shall be issued shares of Common Stock bearing such restrictions as the Board may determine from time to time (“Restricted Stock”) for services as a director of the Company, in an amount equal to that portion of the annual retainer fee determined by the Board to be payable in Restricted Stock for the quarterly period beginning on such date, as such amount may be changed from time to time at the discretion of the Board (the “Mandatory Retainer Award”).

(b)

On the first day of each January, April, July, and October during the term of the Restated Director Stock Plan, each Nonemployee Director shall be issued a number of whole shares of Restricted Stock equal to the ratio of: (i) a portion of the Director Compensation in excess of the Mandatory Retainer Award (the “Elective Retainer Award”) for the quarterly period beginning on such date which the Nonemployee Director has elected pursuant to the provisions of Section 7(f) of the Restated Director Stock Plan to be payable in Restricted Stock (expressed as a dollar amount) to (ii) the Fair Market Value per share of Common Stock on the Stock Award Date (as such terms are defined below). Any fraction of a share shall be disregarded and the remaining amount of the Director Compensation shall be paid in cash.

(c)

On the first day of each January, April, July, and October during the term of the Restated Director Stock Plan, each Nonemployee Director who has elected pursuant to the provisions of the Restated Director Stock Plan to receive Restricted Stock in payment of the Elective Retainer Award, shall be granted an additional number of whole shares of Restricted Stock equal to twenty percent (20%) of the number of whole shares of Restricted Stock issued in payment of the Elective Retainer Award for the quarterly period beginning on such date.

(d)

Upon the date of election, each newly elected Nonemployee Director (i.e., a Nonemployee Director who has not previously served as a director of the Company) shall be granted the number of shares of Restricted Stock designated by resolution of the Board for such persons from time to time.

(e)

The term “Fair Market Value” as used in this Plan means with respect to any date, the average between the highest and lowest sale prices per share of Common Stock on the New York Stock Exchange Composite Transactions Tape on such date, provided that if there shall be no sales of shares of Common Stock reported on such date, the Fair Market Value of a share of Common Stock on such date shall be deemed to be equal to the average between the highest and lowest sale prices per share on such composite tape for the last preceding date on which sales of shares of Common Stock were reported. In the event that Shares are not traded on the New York Stock Exchange as of a given date, the Fair Market Value of a Share as of such date shall be established by the Board acting in good faith. The term “Stock Award Date” means the date on which shares of Restricted Stock are granted to a Nonemployee Director. The term “Director Compensation” means all cash compensation payable to a Nonemployee Director for services as a director of the Company.

(f)

Each Nonemployee Director who, prior to the end of any calendar year during the Term of the Restated Director Stock Plan files with the Board or its designee a written election to receive an Elective Retainer Award. An election pursuant to this Section 7.(f) shall be irrevocable.

(g)

Upon an award of shares of Restricted Stock to a Nonemployee Director, the stock certificate representing such shares of Common Stock shall be issued and transferred to the Nonemployee Director, whereupon the Nonemployee Director shall become a stockholder of the Company with respect to such shares and shall be entitled to vote the shares; provided, however, subject to the provisions of Section 11, no such shares shall be transferable by the Nonemployee Director for a period of three (3) years from the Stock Award Date.

8. Options

(a)

The Board shall select the Nonemployee Directors who are to be granted Options under the Restated Director Stock Plan and, subject to the provisions of the Restated Director Stock Plan, shall determine the terms, conditions, and limitations applicable to each Option. No Nonemployee Director may receive, under the Restated Director Stock Plan, Options for more than 7,500 shares in any 12-month period.

(b)

The option price shall be 100% of the Fair Market Value of the shares at the time of the granting of the Option. Such Fair Market Value shall be determined by the Board pursuant to the provisions of Section 7.(e) hereof.

(c)

(i) An Option shall terminate upon the expiration of ten years from the date the Option is granted or one year from the date the optionee ceases to be a director of the Company, whichever first occurs (the “Expiration Date”). In no event shall an Option be exercised after the Expiration Date.

(ii)

To the extent that an Option is exercisable, it may be exercised by the optionee or the legal representative of the optionee or the legal representative of the optionee’s estate. Except as provided in subsection (c)(iii) below, an Option may not be exercised prior to the expiration of one year from the date the Option is granted. Once an Option becomes exercisable, it may thereafter be exercised, wholly or in part, at any time prior to its Expiration Date.

(iii)	Upon the occurrence of any of the following events prior to the Expiration Date of an Option, the Option shall become immediately and fully exercisable:

A.	death of the optionee;

B.

resignation or removal of the optionee as a director of the Company by reason of a physical or mental impairment which prevents the optionee from performing the duties of his or her directorship for a period of six months or more;

C.	resignation of the optionee as a director of the Company after having served at least two full terms as a director; or

D.	expiration of the optionee’s term of office as a director of the Company, without being reelected to the Board, after having served at least two full terms as a director.

No Option shall be assignable or transferable other than by will or the laws of descent and distribution. During an optionee’s lifetime, only the optionee or his or her guardian or legal representative may exercise an option.

(d)

Payment for shares purchased upon exercise of an Option shall be made in full at the time of exercise of the Option. No loan shall be made or guaranteed by the Company for the purpose of financing the purchase of any optioned shares. Payment of the option price shall be made in cash, or by delivering Common Stock of the Company having a Fair Market Value (determined as provided in Section 7.(e)) at least equal to the option price, or a combination of Common Stock and cash. Payment in shares of Common Stock shall be made by delivering to the Company certificates, duly endorsed for transfer, representing shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to that portion of the option price which is to be paid in Common Stock. Whenever payment of the option price would require delivery of a fractional share, the optionee shall deliver the next lower whole number of shares of Common Stock and a cash payment shall be made by the optionee for the balance of the option price.

(e)	Options granted under the Restated Director Stock Plan do not meet the requirements of Section 422 of the Internal Revenue Code and are commonly referred to as “nonqualified stock options.”

9. Listing and Registration

The Company, in its discretion, may postpone the issuance and delivery of shares issuable in connection with an Award, until completion of such stock exchange listing, or registration, or other qualification of such shares under any federal or state law, rule, or regulation, as the Company may consider appropriate. The Company may require any person entitled to shares issuable in connection with an Award to make such representations and to furnish such information as the Company may consider appropriate in connection with the issuance of the shares in compliance with applicable law.

10. Adjustment Provisions

(a)

If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Common Stock) or make a distribution of cash or property which has a substantial impact on the value of issued shares of Common Stock, the total number of shares of Common Stock reserved for issuance under the Restated Director Stock Plan shall be appropriately adjusted and the number of shares of Common Stock covered by each outstanding Option and the purchase price per share of Common Stock under each outstanding Option shall be adjusted so that the aggregate consideration payable to the Company and the value of each such Option shall not be changed.

(b)

Notwithstanding any other provision of the Restated Director Stock Plan, and without affecting the number of shares of Common Stock reserved or available hereunder, the Board shall authorize the issuance, continuation or assumption of outstanding Options or provide for other equitable adjustments after changes in the shares of Common Stock resulting from any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving Company, upon such terms and conditions as it may deem necessary to preserve the rights of Optionees and holders of shares of Common Stock that are subject to any restrictions under the Restated Director Stock Plan.

(c)

In the case of any sale of assets, merger, consolidation or combination of the Company with or into another Company other than a transaction in which the Company is the continuing or surviving Company and which does not result in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), any Optionee who holds an outstanding Option shall have the right (subject to the provisions of the Restated Director Stock Plan and any limitation applicable to the Option) thereafter and during the term of the Option, to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of shares of Common Stock which would have been obtained upon exercise of the Option or portion thereof, as the case may be, immediately prior to the Acquisition. The term “Acquisition Consideration” shall mean the kind and amount of shares of the surviving or new Company, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one share of Common Stock upon consummation of an Acquisition.

11. Change of Control

(a)

Upon the occurrence of a “Change of Control”, as defined below, any and all outstanding Options shall become immediately vested and exercisable and any and all stock certificates representing shares awarded to a Nonemployee Director pursuant to the provisions of Section 7 hereof, shall be transferred to such Nonemployee Director.

(b)	A “Change of Control” shall occur when:

(i)

A “Person” (which term, when used in this Section 11, shall have the meaning it has when it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), but shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock (as defined below) of the Company) is or becomes, without the prior consent of a majority of the

Continuing Directors (as defined below), the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of Voting Stock (as defined below) representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)

The stockholders of the Company approve and the Company consummates a reorganization, merger or consolidation of the Company or the Company sells, or otherwise disposes of, all or substantially all of the Company’s property and assets, or the Company liquidates or dissolves (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction); or

(iii)	The individuals who are Continuing Directors of the Company (as defined below) cease for any reason to constitute at least a majority of the Board of the Company.

(iv)

For purposes of this Section 11, (i) the term “Continuing Director” means (A) any member of the Board who is a member of the Board immediately after the issuance of any class of securities of the Company that are required to be registered under Section 12 of the Exchange Act, and the term “Voting Stock” means all capital stock of the Company which by its terms may be voted on all matters submitted to shareholders of the Company

12. Provisions for Taxes

It shall be a condition to the Company’s obligation to issue or reissue shares of Common Stock in connection with an Award that the participant pay, or make provision satisfactory to the Company for payment of, any federal or state income or other taxes which the Company is obligated to withhold or collect with respect to the issuance or reissuance of such shares.

13. Term of Plan

The Restated Director Stock Plan shall become effective on the Effective Date and shall terminate on the tenth (10th) anniversary of the Effective Date, unless sooner terminated by the Board pursuant to Section 15. After any such termination, no Awards may be made under the Restated Director Stock Plan, but any such termination shall not affect Awards then outstanding or the authority of the Board to continue to administer the Restated Director Stock Plan.

14. Restrictions on Exercise

Any provision of the Restated Director Stock Plan to the contrary notwithstanding, (i) no Option granted pursuant to the Restated Director Stock Plan shall be exercisable at any time, in whole or in part, prior to the shares of Common Stock subject to the Option being authorized for listing on the New York Stock Exchange and (ii) no Option granted pursuant to the Restated Director Stock Plan shall be exercisable at any time, nor shall any shares of Restricted Stock issuable pursuant to the Restated Director Stock Plan be issued, if issuance and delivery of the shares of Common Stock subject to the Award would be in violation of any applicable laws or governmental regulations.

15. Amendment and Termination

Subject to the limitation that the provisions of the Restated Director Stock Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, applicable securities laws and applicable stock exchange regulations, or the rules thereunder, the Board may at any time amend, suspend or discontinue the Restated Director Stock Plan or alter or amend any or all Awards under the Restated Director Stock Plan to the extent permitted by law. However, no such action by the Board may, without approval of the shareholders of the Company, alter the provisions of the Restated Director Stock Plan so as to:

(a)	increase the maximum number of shares of Common Stock that may be issued in connection with Awards granted under the Restated Director Stock Plan except pursuant to Section 10;

(b)	change the class of individuals eligible to receive Awards under the Restated Director Stock Plan; or

(c)

effect any other amendment to the Restated Director Stock Plan for which approval of the Company’s shareholders is required by Rule 16b-3 under the Exchange Act, or as a condition to the listing of shares on the NYSE.

16. Unfunded Plan

The Restated Director Stock Plan shall be unfunded. Neither the Company nor the Board shall be required to segregate any assets in connection with Awards issued pursuant to the Restated Director Stock Plan. Any liability of the Company to any Nonemployee Director with respect to an Award shall be based solely upon contractual obligations created by the Restated Director Stock Plan and any Award agreement. No such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company.

17. Governing Law

This Plan shall be governed by, construed, and enforced in accordance with the internal laws of the State of Delaware, and, where applicable, the laws of the United States.

ANNEX B

LUBY’S, INC.

CERTAIN FEDERAL INCOME TAX ASPECTS

The following is only a general summary of the federal income tax effects to the participants and the Company of nonqualified stock options to be granted under the Amended Plan. There are a number of special tax rules which may be applicable under certain circumstances. This discussion is based on the provisions of the Internal Revenue Code of 1986 as amended (the “Code”), and regulations and rulings in effect on the date of this Proxy Statement, all of which are subject to change at any time. This summary does not address state, local, or non-U.S. taxation of options under the Amended Plan, which may differ significantly from federal income tax rules and regulations.

Options. For federal income tax purposes, the grant of a nonqualified stock option should not result in recognition of income by the optionee. Upon exercise of a nonqualified stock option by an employee who is not an officer or director, the excess of the fair market value of the shares on the exercise date over the option price will be considered as compensation taxable as ordinary income. If, however, at the time of exercise of the option, the optionee is a director of the Company or an “officer” as defined in Rule 16a-1 of the Securities and Exchange Commission, and if the sale of the stock at a profit within six months could subject such person to suit under Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), the fair market value of the stock is determined, and the tax applicable thereto is incurred, at the end of such six-month period or at such earlier time as may be determined (i) by such person’s election made within 30 days of the date of exercise to be taxed sooner, or (ii) by the occurrence of an event which causes Section 16(b) of the Exchange Act to become inapplicable to such person. In the event of a gain or loss realized upon the sale of the shares received upon exercise of a nonqualified stock option, the optionee will recognize long-term or short-term capital gain or loss, depending on the optionee’s holding period for the shares.

With regard to nonqualified stock options, the Company will generally be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as the ordinary income will be recognized by the optionee, provided that the amount of the compensation is reasonable and any Federal income tax reporting and withholding requirements are satisfied.

Under certain circumstances, the Company’s deduction may also be limited by the provisions of Section 162(m) of the Code. Section 162(m) generally limits the Company’s deduction for certain types of compensation paid to each of its Chief Executive Officer and its three highest compensated officers (other than the Chief Executive Officer and the Chief Financial Officer) to no more than $1 million per year.

Under the so-called “golden parachute” provisions of the Code, certain awards vested or paid in connection with a change of control may also be nondeductible by the Company and may be subject to an additional twenty percent (20%) federal excise tax. Nondeductible “parachute payments” will in general reduce the $1 million limit on deductible compensation described above.

Restricted Stock Awards. If a participant receives an award of shares of common stock under the Amended Plan, the participant will generally not recognize taxable income at the award date, and the Company will not be entitled to a deduction at that time. Instead, unless the participant makes a valid election under Section 83(b) of the Code, the participant will generally recognize ordinary income at the time an award becomes vested (generally the first day following the third anniversary of the award date) in an amount equal to the fair market value of the common stock that becomes vested pursuant to such award (plus the amount of any dividend equivalents awarded with respect to the award), and the Company will be entitled to a corresponding deduction. If the participant makes a valid election under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price for the restricted stock, and the Company will be entitled to a deduction for the same amount.

B-1

LUBY’S INC.. CIO AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN, NY 11219 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting Instructions and for electronic delivery of Information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card In hand when you access the web site and follow the Instructions to obtain your records and to create an electronic voting Instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs Incurred by our company In mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the Instructions above to vote using the Internet and, when prompted, Indicate that you agree to receive or access proxy materials electronically In future years. VOTE BY PHONE -1-800-690-6903 Use any touch-tone telephone to transmit your voting Instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the Instructions. VOTE BY MAIL Mark, sign and date your proxy card and return It in the postage-paid envelope we have provided or return It to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL# 000000000000 NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC, - CLASS A THE COMPANY NAME IMC, - CLASS B THE COMPANY NAME INC, - CLASS C THE COMPANY NAME INC. - CLASS 0 THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. -CLASS P THE COMPANY NAME INC. - 401 K TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:SHARES 123,456,789,012,12343 123,456,789,012.12345 ‘123,456,789,0.12*1234$ 123,456,789,012.12345 123,456,789,012,1234s 123,456,788,012.12345 123,458,789,012,12345 123,456,789,01:2,12348 PAGE KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED The Board of Directors reconnends you vote FOR the following:1. Election of Directors Judith Craven Arthur Emerson Jill Griffin J.S.B. Jenkins Frank Markanlonis Joe KcKinney Sasper Mir III Christopher J. Pappas Harris J. Pappas For Against Abstain Advisory vote on the compensation of our named Executive Officers. Approval of the amendment and restatement of the Nonemployee Director Stock Plan, NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors recommends you vote FOR proposals 2, 3, and 4. 2 Proposal to ratify the appointment of Grant Thornton LLP as the independent public accountants of the corporation. 0000152599_1 R1.0.0.11699 Please sign exactly as your name (s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. SHARES CUSIP # Signature [PLEASE SIGN WITHIN BOX] Date JOB # Stgnaturre (Joint Owners) Date 0000152599_2 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com. I LUBY’S, INC. This proxy is solicited by the Board of Directors The undersigned hereby appoints Scott Gray, Peter Tropoli and Todd Coutee, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this card, all the shares of Common Stock of Luby’s, Inc. held of record by the undersigned on Decembers, 2012, at the Annual Meeting of Shareholders to be held on January 25, 2013, or any adjournment or postponement thereof. This proxy revokes all prior proxies provided by the undersigned with respect to the shares covered hereby. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in accordance with the Board’s recommendation. PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side